Exhibit 13.2

MANAGEMENT’S REPORT

TO THE SHAREHOLDERS OF CASCADES INC.

March 12, 2014

The accompanying consolidated financial statements are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit and Finance Committee and approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and include certain estimates that reflect management’s best judgment.

Management is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Corporation’s consolidated financial statements and business activities.

The Management of the Corporation is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with IFRS. Such internal control systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.

External and internal auditors have free and independent access to the Audit and Finance Committee, which comprises outside independent directors. The Audit Committee, which meets regularly throughout the year with members of management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer (CEO) and the Vice - President and Chief Financial Officer (CFO) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management conducted an assessment of the effectiveness of the Corporation’s internal control over financial reporting, as at December 31, 2013 based on the framework and criteria established in Internal Control-Integrated Framework, issued by the 1992 Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management has concluded that the Corporation’s internal control over financial reporting was effective as at December 31, 2013.

/s/ Mario Plourde	/s/ Allan Hogg
Mario Plourde President and Chief Executive Officer - Kingsey Falls, Canada	Allan Hogg Vice-President and Chief Financial Officer - Kingsey Falls, Canada

CASCADES 2013 ANNUAL REPORT - CONSOLIDATED FINANCIAL STATEMENTS	1

INDEPENDENT AUDITOR’S REPORT

TO THE SHAREHOLDERS OF CASCADES INC.

March 12, 2014

We have audited the accompanying consolidated financial statements of Cascades Inc. and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2013 and 2012 and the consolidated statements of earnings (loss), comprehensive income (loss), equity and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cascades Inc. and its subsidiaries as at December 31, 2013 and 2012 and their financial performance and their cash flows for the years then ended in accordance with International Financial Reporting Standards.

/s/ PricewaterhouseCoopers LLP1 Chartered Professional Accountants - Montréal, Canada

[1]	FCPA auditor, FCA, public accountancy permit No. A108517

2	CASCADES 2013 ANNUAL REPORT - CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

(in millions of Canadian dollars)	NOTE	DECEMBER 31, 2013	DECEMBER 31, 2012
			Restated - Note 3a)
Assets
Current assets
Cash and cash equivalents		23	20
Accounts receivable	7 and 15	512	513
Current income tax assets		34	22
Inventories	8 and 15	543	497
Financial assets	27	2	15

		1,114	1,067
Long-term assets
Investments in associates and joint ventures	9	261	222
Property, plant and equipment	10 and 15	1,684	1,659
Intangible assets with finite useful life	11	196	200
Financial assets	27	17	13
Other assets	12	108	70
Deferred income tax assets	18	118	128
Goodwill and other intangible assets with indefinite useful life	11	333	335

		3,831	3,694

Liabilities and Equity
Current liabilities
Bank loans and advances		56	80
Trade and other payables	13	590	551
Current income tax liabilities		2	1
Current portion of provisions for contingencies and charges	14	2	6
Current portion of financial liabilities and other liabilities	16 and 27	11	74
Current portion of long-term debt	15	39	60

		700	772
Long-term liabilities
Long-term debt	15	1,540	1,415
Provisions for contingencies and charges	14	37	33
Financial liabilities	27	39	36
Other liabilities	16	212	264
Deferred income tax liabilities	18	109	80

		2,637	2,600

Equity attributable to Shareholders
Capital stock	19	482	482
Contributed surplus	20	17	16
Retained earnings		642	567
Accumulated other comprehensive loss	21	(60)	(87)

		1,081	978
Non-controlling interest		113	116

Total equity		1,194	1,094

		3,831	3,694

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

/s/ Alain Lemaire	/s/ Georges Kobrynsky
Alain Lemaire DIRECTOR	Georges Kobrynsky DIRECTOR

CASCADES 2013 ANNUAL REPORT - CONSOLIDATED FINANCIAL STATEMENTS	3

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

For the years ended December 31 (in millions of Canadian dollars, except per share amounts and number of shares)	NOTE	2013	2012
			Restated - Note 3a)
Sales		3,849	3,645

Cost of sales and expenses
Cost of sales (including depreciation and amortization of $182 million; 2012— $199 million)	22	3,277	3,157
Selling and administrative expense	22	406	382
Loss (gain) on acquisitions, disposals and others	24	3	(1)
Impairment charges and restructuring costs	25	33	36
Foreign exchange loss (gain)		(5)	2
Gain on derivative financial instruments	27	(5)	(6)

		3,709	3,570

Operating income		140	75
Financing expense	26	103	102
Interest expense on employee future benefits	3 and 26	12	13
Foreign exchange gain on long-term debt and financial instruments		(2)	(8)
Share of results of associates and joint ventures		3	(2)

Profit (loss) before income taxes		24	(30)
Provision for (recovery of) income taxes	18	12	(6)

Net earnings (loss) from continuing operations including non-controlling interest for the year		12	(24)
Net earnings (loss) from discontinued operations for the year	5	2	(5)

Net earnings (loss) including non-controlling interest for the year		14	(29)
Net earnings (loss) attributable to non-controlling interest		3	(7)

Net earnings (loss) attributable to Shareholders for the year		11	(22)

Net earnings (loss) from continuing operations per common share
Basic		$0.09	$(0.18)
Diluted		$0.09	$(0.18)
Net earnings (loss) per common share
Basic		$0.11	$(0.23)
Diluted		$0.11	$(0.23)

Weighted average basic number of common shares outstanding		93,885,402	94,157,726

Weighted average number of diluted common shares		94,694,761	94,595,401

Net earnings (loss) attributable to Shareholders:
Continuing operations		9	(17)
Discontinued operations	5	2	(5)

Net earnings (loss)		11	(22)

The accompanying notes are an integral part of these consolidated financial statements.

4	CASCADES 2013 ANNUAL REPORT - CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31 (in millions of Canadian dollars)		2013	2012
			Restated - Note 3a)
Net earnings (loss) including non-controlling interest for the year		14	(29)

Other comprehensive income (loss)
Items that may be reclassified subsequently to earnings
Translation adjustments	21
Change in foreign currency translation of foreign subsidiaries		52	(13)
Change in foreign currency translation related to net investment hedging activities		(30)	9
Income taxes		4	(1)
Cash flow hedges	21
Change in fair value of foreign exchange forward contracts		(7)	6
Change in fair value of interest rate swaps		13	(7)
Change in fair value of commodity derivative financial instruments		9	4
Income taxes		(6)	—

		35	(2)
Items that are reclassified to retained earnings
Actuarial gain (loss) on post-employment benefit obligations	17 and 22	97	(27)
Income taxes		(26)	7

		71	(20)

Other comprehensive income (loss)		106	(22)

Comprehensive income (loss) including non-controlling interest for the year		120	(51)
Comprehensive income (loss) attributable to non-controlling interest for the year		12	(12)

Comprehensive income (loss) attributable to Shareholders for the year		108	(39)

Comprehensive income (loss) attributable to Shareholders:
Continuing operations		106	(34)
Discontinued operations		2	(5)

Comprehensive income (loss)		108	(39)

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES 2013 ANNUAL REPORT - CONSOLIDATED FINANCIAL STATEMENTS	5

CONSOLIDATED STATEMENTS OF EQUITY

	For the year ended December 31, 2013
(in millions of Canadian dollars)	CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON- CONTROLLING INTEREST	TOTAL EQUITY
Balance - Beginning of year	482	16	567	(87)	978	116	1,094
Comprehensive income
Net earnings	—	—	11	—	11	3	14
Other comprehensive income	—	—	70	27	97	9	106

	—	—	81	27	108	12	120
Dividends	—	—	(15)	—	(15)	—	(15)
Stock options	—	1	—	—	1	—	1
Acquisition of non-controlling interest	—	—	9	—	9	(15)	(6)

Balance - End of year	482	17	642	(60)	1,081	113	1,194

	For the year ended December 31, 2012
	Restated - Note 3a)
(in millions of Canadian dollars)	CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON- CONTROLLING INTEREST	TOTAL EQUITY
Balance - Beginning of year	486	14	615	(86)	1,029	136	1,165
Comprehensive loss
Net loss	—	—	(22)	—	(22)	(7)	(29)
Other comprehensive loss	—	—	(16)	(1)	(17)	(5)	(22)

	—	—	(38)	(1)	(39)	(12)	(51)
Dividends	—	—	(15)	—	(15)	—	(15)
Stock options	—	1	—	—	1	—	1
Redemption of common shares	(4)	1	—	—	(3)	—	(3)
Acquisition of non-controlling interest	—	—	5	—	5	(8)	(3)

Balance - End of year	482	16	567	(87)	978	116	1,094

The accompanying notes are an integral part of these consolidated financial statements.

6	CASCADES 2013 ANNUAL REPORT - CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31 (in millions of Canadian dollars)	NOTE	2013	2012
			Restated - Note 3a)
Operating activities from continuing operations
Net earnings (loss) attributable to Shareholders for the year		11	(22)
Net loss (earnings) from discontinued operations for the year		(2)	5

Net earnings (loss) from continuing operations		9	(17)
Adjustments for:
Financing expense and interest expense on employee future benefits	26	115	115
Depreciation and amortization		182	199
Loss (gain) on acquisitions, disposals and others	24	3	(1)
Impairment charges and restructuring costs	25	30	30
Unrealized gain on derivative financial instruments		(6)	(5)
Foreign exchange gain on long-term debt and financial instruments		(2)	(8)
Provision for (recovery of) income taxes		12	(6)
Share of results of associates and joint ventures		3	(2)
Net earnings (loss) attributable to non-controlling interest		3	(7)
Net financing expense paid		(100)	(99)
Income taxes received (paid)		5	(17)
Dividend received		12	10
Employee future benefits and others		(40)	(31)

		226	161
Changes in non-cash working capital components	26	6	42

		232	203

Investing activities from continuing operations
Investments in associates and joint ventures		(32)	(19)
Purchases of property, plant and equipment		(148)	(161)
Proceeds on disposals of property, plant and equipment		12	20
Investments in intangible and other assets		(13)	(39)
Business acquisition, net of cash acquired	6	—	(14)

		(181)	(213)

Financing activities from continuing operations
Bank loans and advances		(31)	(11)
Change in revolving credit facilities		76	117
Purchase of senior notes	15	(10)	(8)
Increase in other long-term debt		14	8
Payments of other long-term debt		(50)	(63)
Settlement of derivative financial instruments	15	(14)	—
Redemption of common shares		—	(3)
Acquisition of non-controlling interest including dividend paid		(19)	(3)
Dividends paid to the Corporation’s Shareholders		(15)	(15)

		(49)	22

Change in cash and cash equivalents during the year from continuing operations		2	12
Change in cash and cash equivalents from discontinued operations	5	—	(4)

Net change in cash and cash equivalents during the year		2	8
Currency translation on cash and cash equivalents		1	—
Cash and cash equivalents - Beginning of the year		20	12

Cash and cash equivalents - End of the year		23	20

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES 2013 ANNUAL REPORT - CONSOLIDATED FINANCIAL STATEMENTS	7

SEGMENTED INFORMATION

The Corporation analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under International Financial Reporting Standards (“IFRS”); however, the chief operating decision-maker (“CODM”) uses this performance measure to assess the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Corporation. Intersegment operations are recorded on the same basis as are sales to third parties, which are at fair market value. The accounting policies of the reportable segments are the same as the Corporation’s accounting policies described in Note 2.

The Corporation’s operating segments are reported in a manner consistent with the internal reporting provided to the CODM. The Chief Executive Officer has authority for resource allocation and management of the Corporation’s performance, and is therefore the CODM.

The Corporation’s operations are managed in four segments: Containerboard, Boxboard Europe, Specialty Products (which constitutes the Packaging Products of the Corporation) and Tissue Papers.

	SALES
For the years ended December 31 (in millions of Canadian dollars)	2013	2012
Packaging Products
Containerboard	1,314	1,189
Boxboard Europe	837	791
Specialty Products	774	791
Intersegment sales	(61)	(68)

	2,864	2,703
Tissue Papers	1,033	979
Intersegment sales and others	(48)	(37)

Total	3,849	3,645

	OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
For the years ended December 31 (in millions of Canadian dollars)	2013	2012
		Restated - Note 3a)
Packaging Products
Containerboard	153	64
Boxboard Europe	30	38
Specialty Products	32	49

	215	151
Tissue Papers	150	138
Corporate	(43)	(15)

Operating income before depreciation and amortization	322	274
Depreciation and amortization	(182)	(199)
Financing expense and interest expense on employee future benefits	(115)	(115)
Foreign exchange gain on long-term debt and financial instruments	2	8
Share of results of associates and joint ventures	(3)	2

Profit (loss) before income taxes	24	(30)

8	CASCADES 2013 ANNUAL REPORT - SEGMENTED INFORMATION

	PURCHASES OF PROPERTY, PLANT AND EQUIPMENT
For the years ended December 31 (in millions of Canadian dollars)	2013	2012
Packaging Products
Containerboard	44	72
Boxboard Europe	29	29
Specialty Products	22	15

	95	116
Tissue Papers	47	34
Corporate	15	19

Total purchases	157	169
Proceeds on disposal of property, plant and equipment	(12)	(20)
Capital-lease acquisitions	(4)	(5)

	141	144
Purchases of property, plant and equipment included in “Trade and other payables”
Beginning of year	28	25
End of year	(33)	(28)

Purchases of property, plant and equipment net of proceeds on disposals	136	141

	TOTAL ASSETS
(in millions of Canadian dollars)	DECEMBER 31, 2013	DECEMBER 31, 2012
Packaging products
Containerboard	1,312	1,256
Boxboard Europe	712	676
Specialty Products	469	502

	2,493	2,434
Tissue Papers	755	722
Corporate	358	345
Intersegment eliminations	(46)	(40)

	3,560	3,461
Investments in associates and joint ventures	261	222
Other investments	10	11

Total assets	3,831	3,694

CASCADES 2013 ANNUAL REPORT - SEGMENTED INFORMATION	9

SEGMENTED INFORMATION (CONTINUED)

Information by geographic segment is as follows:

For the years ended December 31 (in millions of Canadian dollars)	2013	2012
Sales
Operations located in Canada
Within Canada	1,415	1,339
To the United States	695	674
Offshore	38	42

	2,148	2,055

Operations located in the United States
Within the United States	779	723
To Canada	44	43
Offshore	2	2

	825	768

Operations located in Italy
Within Italy	233	211
Other countries	137	121

	370	332

Operations located in other countries
Within Europe	398	377
Other countries	108	113

	506	490

Total	3,849	3,645

(in millions of Canadian dollars)	DECEMBER 31, 2013	DECEMBER 31, 2012
Property, plant and equipment
Canada	1,022	1,066
United States	297	239
Italy	306	297
Other countries	59	57

Total	1,684	1,659

(in millions of Canadian dollars)	DECEMBER 31, 2013	DECEMBER 31, 2012
Goodwill, customer relationships and client lists, and other finite and indefinite useful life intangible assets
Canada	471	476
United States	50	51
Italy	8	8

Total	529	535

10	CASCADES 2013 ANNUAL REPORT - SEGMENTED INFORMATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the two-year period ended December 31, 2013

(tabular amounts in millions of Canadian dollars, except per-share and option amounts and number of shares and options)

NOTE 1

GENERAL INFORMATION

Cascades Inc. and its subsidiaries (together “Cascades” or the “Corporation”) produce, convert and market packaging and tissue products composed mainly of recycled fibres. Cascades Inc. is incorporated and domiciled in Québec, Canada. The address of its registered office is 404 Marie-Victorin Boulevard, Kingsey Falls. Its shares are listed on the Toronto Stock Exchange.

The Board of Directors approved the consolidated financial statements on March 12, 2014.

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Corporation prepares its financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) as set forth in Part 1 of the Chartered Professional Accountants of Canada (CPA Canada) Handbook – Accounting which incorporates International Financial Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board. The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

BASIS OF MEASUREMENT

The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and liabilities, including derivative instruments which are measured at fair value.

BASIS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Corporation, which include:

A.	SUBSIDIARIES

Subsidiaries are all entities (including structured entities) over which the Corporation has power over decision about relevant activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Corporation controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Corporation. They are deconsolidated from the date on which control ceases. Accounting policies of subsidiaries have been changed, where necessary, to ensure consistency with the policies adopted by the Corporation. The purchase method of accounting is used to account for the acquisition of subsidiaries by the Corporation. Results of operations are consolidated since the date of acquisition. The purchase consideration is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. The transaction costs directly attributable to the acquisition are expensed. Identifiable assets acquired, as well as liabilities and contingent liabilities assumed in a business combination, are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the purchase consideration over the fair value of the Corporation’s share of the identifiable net assets acquired is recorded as goodwill. If the purchase consideration is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statement of earnings. Intercompany transactions, balances and unrealized gains on transactions between subsidiaries are eliminated.

The following are the principal subsidiaries of the Corporation:

	PERCENTAGE OWNED (%)	JURISDICTION
Cascades Canada ULC	100	Alberta, Canada
Cascades Fine Papers Group Inc.	100	Canada
Cascades Recovery Inc.	73	Canada
Cascades USA Inc.	100	Delaware
Cascades S.A.S. (France)	100	France
Cascades Europe S.A.S.	100	France
Reno de Medici S.p.A.	57.61	Italy

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	11

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

B.	TRANSACTIONS AND CHANGE IN OWNERSHIP

Acquisitions or disposals of equity interests that do not result in the Corporation obtaining or losing control are treated as equity transactions. When the Corporation obtains or loses control, the revaluation of the previously held interest or the non-controlling interests that result in gains or losses for the Corporation are recognized in the consolidated statement of earnings.

C.	ASSOCIATES

Associates are all entities over which the Corporation has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method and are initially recognized at cost. The Corporation’s investment from associates includes goodwill identified on acquisition, net of any accumulated impairment loss.

Unrealized gains on transactions between the Corporation and its associates are eliminated to the extent of the Corporation’s interest in the associates. Accounting policies of associates have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation. Dilution gains and losses arising in investments in associates are recognized in the consolidated statement of earnings.

The Corporation assesses at each year-end whether there is any objective evidence that its interest in associates is impaired. If impaired, the carrying value of the Corporation’s share of the underlying assets of associates is written down to its estimated recoverable amount (being the higher of fair value less cost of disposal or value in use) and charged to the consolidated statement of earnings.

D.	JOINT VENTURES

A joint venture is an entity in which the Corporation holds a long-term interest and for which it shares joint control over decisions regarding relevant activities. The Corporation reports its interests in joint ventures using the equity method. Accounting policies of joint ventures have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation.

REVENUE RECOGNITION

The Corporation recognizes its sales, which consist of product sales, when it is probable that the economic benefits will flow to the Corporation, the goods are shipped and the significant risks and benefits of ownership are transferred, the price is fixed or determinable, and collection of the resulting receivable is reasonably assured.

Revenue is measured based on the price specified in the sales contract, net of discounts and estimated returns at the time of sale. Historical experience is used to estimate and provide for discounts and returns. Volume discounts are assessed based on anticipated annual sales.

FINANCIAL INSTRUMENTS AND HEDGING RELATIONSHIPS

Financial assets and financial liabilities are recognized when the Corporation becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Corporation has transferred substantially all risks and rewards of ownership.

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

CLASSIFICATION

The Corporation classifies its financial instruments in the following categories: at fair value through profit or loss, held to maturity (“HTM”), loans and receivables, available for sale (“AFS”) and other liabilities. The classification depends on the purpose for which the financial instruments were acquired or issued. Management determines the classification of its financial assets and financial liabilities at initial recognition. Settlement date accounting is used by the Corporation for all financial assets.

A.	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

A financial asset or financial liability is classified in this category if it is acquired principally for the purpose of selling or repurchasing in the short term. Derivatives are also included in this category unless they are designated as hedges. Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statement of earnings. Gains and losses arising from changes in fair value are presented in the consolidated statement of earnings in loss (gain) on acquisition, disposal and others in the period in which they arise. Financial assets and financial liabilities at fair value through profit or loss are classified as current, except for the portion expected to be realized or paid beyond 12 months of the consolidated balance sheet date, which is classified as long-term.

B.	HELD TO MATURITY

HTM financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturities, other than loans and receivables, AFS or fair value through profit or loss that the entity has the positive intention and ability to hold to maturity. These financial assets are measured at amortized cost. The Corporation has no HTM financial assets as at December 31, 2013 and 2012.

12	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

C.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

AFS investments are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. AFS investments are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in the statement of other comprehensive income (loss). AFS investments are classified as long-term, unless the investment matures within 12 months, or Management expects to dispose of them within 12 months.

Interest on AFS investments, calculated using the effective interest method, is recognized in the consolidated statement of earnings as part of financing expense. Dividends on AFS equity instruments are recognized in the consolidated statement of earnings as part of loss (gain) on disposal and others when the Corporation’s right to receive payment is established. When an AFS investment is sold or impaired, the accumulated gains or losses are moved from Accumulated other comprehensive income (loss) to the consolidated statement of earnings and included in selling and administrative expense.

D.	LOANS AND RECEIVABLES

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The Corporation’s loans and receivables comprise accounts receivable, notes receivable from business disposals, the Greenpac bridge loan and cash and cash equivalents. Loans and receivables are initially recognized at fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

E.	FINANCIAL LIABILITIES AT AMORTIZED COST

Financial liabilities at amortized cost include bank loans and advances, trade and other payables, and long-term debt. Financial liabilities at amortized cost are initially recognized at the amount required to be paid, less, when material, a discount to reduce the payables to fair value. Subsequently, they are measured at amortized cost using the effective interest method. They are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as long-term liabilities.

IMPAIRMENT OF FINANCIAL ASSETS

At each report date, the Corporation assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Corporation recognizes an impairment loss, as follows:

i)	Financial assets carried at amortized cost: The impairment loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

ii)	AFS financial assets: The impairment loss is the difference between the original cost of the asset and its permanent fair value decrease at the measurement date, less any impairment losses previously recognized in the consolidated statement of earnings. This amount represents the cumulative loss in “Accumulated other comprehensive income (loss)” that is reclassified to net earnings (loss).

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on AFS equity instruments are not reversed.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and, if so, the nature of the item being hedged. The Corporation designates certain derivative financial instruments as either:

i)	hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge);

ii)	hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge); or

iii)	hedges of a net investment in a foreign operation (net investment hedge).

The Corporation formally documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Corporation also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The full fair value of a hedging derivative is classified as a long-term asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

A.	CASH FLOW HEDGE

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the statement of other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	13

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Amounts accumulated in equity are reclassified to profit or loss in the period when the hedged item affects profit or loss (for example, when the forecast sale that is hedged takes place). The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognized in the consolidated statement of earnings under “Financing expense”. The gain or loss relating to the ineffective portion is recognized in the consolidated statement of earnings. However, when the forecasted transaction that is hedged results in the recognition of a non-financial asset (for example, inventory or property, plant and equipment), the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset. The deferred amounts are ultimately recognized in Cost of goods sold in the case of inventory or in Depreciation in the case of property, plant and equipment.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the consolidated statement of earnings. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of earnings.

B.	NET INVESTMENT HEDGE

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges.

Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in the statement of other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings.

Gains and losses accumulated in equity are included in the consolidated statement of earnings when the foreign operation is partially disposed of or sold.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand, bank balances and short-term liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

Accounts receivable are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less a provision for doubtful accounts that is based on expected collectability.

INVENTORIES

Inventories of finished goods are valued at the lower of cost, determined either by average production cost or retail method, or net realizable value. Inventories of raw materials and supplies are valued at the lower of cost or replacement value, which is the best available measure of their net realizable value. Cost of raw materials and supplies is determined using the average cost and first-in, first-out methods respectively. Net realizable value is the estimated selling price in the ordinary course of business, less cost to complete and applicable variable selling expenses.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

Property, plant and equipment are recorded at cost less accumulated depreciation and net impairment losses, including interest incurred during the construction period of certain property, plant and equipment. Depreciation is calculated on a straight-line basis over 20 to 33 years for buildings, 7 to 20 years for machinery and equipment, 5 to 10 years for automotive equipment, and 3 to 10 years for other property, plant and equipment, determined according to the estimated useful life of each class of property, plant and equipment. Repairs and maintenance costs are charged to the consolidated statement of earnings during the period in which they are incurred.

Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

GRANTS AND INVESTMENT TAX CREDITS

Grants and investment tax credits are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same basis as that used to depreciate the related property, plant and equipment.

BORROWING COSTS

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use, are added to the cost of those assets, until all the activities necessary to prepare the asset for its intended use are complete.

All other borrowing costs are recognized in the consolidated statement of earnings in the period in which they are incurred.

14	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INTANGIBLE ASSETS

Intangible assets consist primarily of customer relationships and client lists, application software and favourable leases. They are recorded at cost less accumulated amortization and impairment losses and amortized on a straight-line basis, over the estimated useful lives as follows:

Customer relationships and client lists Between 2 and 30 years

Other finite-life intangible assets Between 2 and 20 years

Application software Between 3 and 10 years

Enterprise Resource Planning (ERP) 7 years

Favourable leases Term of the lease

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

IMPAIRMENT

A.	PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS WITH FINITE USEFUL LIFE

At the end of each reporting period, the Corporation assesses whether there is an indicator that the carrying amount of an asset or a group of assets may be lower than its recoverable amount. For that purpose, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (cash generating units (CGUs)).

When the recoverable amount is lower than the carrying amount, the carrying amount is reduced to the recoverable amount. Impairment losses are recorded immediately in the consolidated statement of earnings at the line item Impairment charges and restructuring costs.

Impairment losses are evaluated for potential reversals when events or changes in circumstances warrant such consideration. The revalued carrying value is the greater of the estimated recoverable amount or the carrying amount that would have been determined had no impairment loss been recognized and depreciation had been taken previously on the asset or CGU. A reversal of impairment loss is recorded directly in the consolidated statement of earnings at the line item Impairment charges and restructuring costs.

B.	GOODWILL AND OTHER INTANGIBLE ASSETS WITH AN INDEFINITE USEFUL LIFE

Goodwill and other intangible assets with an indefinite useful life are recognized at cost less any accumulated impairment losses. They have an indefinite useful life due to their permanent nature since they are acquired rights or not subject to wear and tear. They are reviewed for impairment annually on December 31 or when an event or a circumstance occurs and indicates that the value could be permanently impaired. Goodwill and other intangible assets with an indefinite useful life are allocated to CGUs for the purpose of impairment testing based on the level at which Management monitors it, which is not higher than an operating segment. The allocation is made to those CGUs that are expected to benefit from the business combination in which the goodwill and other intangible assets with an indefinite useful life arose. Impairment loss on goodwill is not reversed.

C.	RECOVERABLE AMOUNTS

A recoverable amount is the higher of fair value less cost of disposal or value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessment of the time value of money and the risks specific to the asset or CGU. When determining fair value less cost of disposal, the Corporation considers if there is a market price for the asset being evaluated. Otherwise, the Corporation uses the income approach.

LEASES

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the consolidated statement of earnings on a straight-line basis over the term of the lease.

The Corporation leases certain property, plant and equipment. Leases of property, plant and equipment for which the Corporation has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property or the present value of the minimum lease payments. Property, plant and equipment acquired under a finance lease are depreciated over the shorter of the estimated useful life of the asset or the lease term using the straight-line method. Each lease payment is allocated between the liability and the financing expense so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of financing expense, are included in long-term debt.

PROVISIONS FOR CONTINGENCIES AND CHARGES

Provisions for contingencies include mainly legal and other claims. A provision is recognized when the Corporation has a legal or constructive obligation as a result of a past event and it is probable that settlement of the obligation will require a financial payment or cause a financial loss, and a reliable estimate can be made of the amount of the obligation.

If some or all of the expenditure required to settle a provision is expected to be reimbursed by another party, the reimbursement is recorded in the consolidated balance sheet as a separate asset, but only if it is virtually certain that the reimbursement will be received.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	15

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognized as a financing expense.

ENVIRONMENTAL RESTORATION AND ENVIRONMENTAL COSTS

An obligation to incur restoration and environmental costs arises when environmental disturbance is caused by the development or ongoing production of a plant or landfill site. Such costs arising from the installation of a plant and other site preparation work are provided for and capitalized at the start of each project, or as soon as the obligation to incur such costs arises. Decommissioning costs are recorded at the estimated amount at which the obligation could be settled at the consolidated balance sheet date, and are charged against profit over the life of the operation, through the depreciation of the asset and the unwinding of the discount on the provision. The discount rate is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Costs for restoring subsequent site damage which is created on an ongoing basis during production are provided for at their present values and charged against profit as the obligation arises.

Changes in the measurement of a liability relating to the decommissioning of a plant or other site preparation work that result from changes in the estimated timing or amount of the cash flow, or a change in the discount rate, are added to, or deducted from, the cost of the related asset in the current year. If a decrease in the liability exceeds the carrying amount of the asset, the excess is recognized immediately in the consolidated statement of earnings. If the asset value is increased and there is an indication that the revised carrying value is not recoverable, an impairment test is performed in accordance with the accounting policy for impairment testing.

LONG-TERM DEBT

Long-term debt is recognized initially at fair value, net of financing costs incurred. Long-term debt is subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated statement of earnings over the period of the term of the debt using the effective interest method.

Financing costs paid on establishment of the revolving credit facility are recognized as deferred financing costs and amortized on a straight-line basis over the anticipated period of the credit facility.

EMPLOYEE BENEFITS

The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group registered retirement savings plans (RRSP) that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases the average salaries or compensation at the end of a career. Retirement benefits are, in some cases, partially adjusted based on inflation. The Corporation also offers to its employees some post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of the new retirees, and the retirement allowance is not offered to those who do not meet certain criteria.

The liability recognized in the consolidated balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated at least every three years by independent actuaries using the projected unit credit method, and updated regularly by management for any material transactions and changes in circumstances, including changes in market prices and interest rates up to the end of the reporting period.

Actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the fair value of plan assets are recorded in the statement of other comprehensive income (loss) and recognized immediately in retained earnings without recycling to the consolidated statement of earnings. Past service costs are recognized immediately in the consolidated statement of earnings.

When restructuring a plan results in a curtailment and settlement occurring at the same time, the curtailment is accounted for before the settlement.

Interest costs on pension and other post-employment benefits are recognized in the consolidated statement of earnings as Interest expense on employee future benefits. The measurement date of the employee future benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. Based on their balances as at December 31, 2013, 45% of the plans were evaluated on December 31, 2012 (55% in 2010).

INCOME TAXES

The Corporation uses the liability method to recognize deferred income taxes. According to this method, deferred income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates at the consolidated balance sheet date and that are expected to apply when the deferred income taxes are expected to be recovered or settled. Deferred income tax assets are recognized when it is probable that the asset will be realized.

16	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

FOREIGN CURRENCY TRANSLATION

Items included in the financial statements of each of the Corporation’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Canadian dollars, which is Cascades’ functional currency.

A.	FOREIGN CURRENCY TRANSACTIONS

Transactions denominated in currencies other than the business unit’s functional currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the consolidated balance sheet date. Unrealized gains and losses on translation of monetary assets and liabilities are reflected in the consolidated statement of earnings for the year.

B.	FOREIGN OPERATIONS

The assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rate prevailing at the consolidated balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation gains or losses are deferred and included in Accumulated other comprehensive income (loss).

SHARE-BASED PAYMENTS

The Corporation uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists in recording expenses to earnings based on the vesting period of each tranche of options granted. The fair value of each tranche is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any considerations paid by employees, as well as the related stock-based compensation, are credited to capital stock.

DIVIDEND DISTRIBUTION

Dividend distribution to the Corporation’s Shareholders is recognized as a liability in the consolidated financial statements in the period in which the dividends are approved by the Corporation’s Board of Directors.

EARNINGS PER COMMON SHARE

Basic earnings per common share are determined using the weighted average number of common shares outstanding during the period. Diluted earnings per common share are determined by adjusting the weighted average number of common shares outstanding for dilutive instruments, which are primarily stock options, using the treasury stock method to evaluate the dilutive effect of stock options. Under this method, instruments with a dilutive effect, which is when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Corporation at the average market price for the period.

NOTE 3

CHANGES IN ACCOUNTING POLICY AND DISCLOSURES

A) NEW IFRS ADOPTED

IFRS 10 — CONSOLIDATION

IFRS 10 requires an entity to consolidate an investee when it is exposed or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC-12, Consolidation - Special Purpose Entities, and parts of IAS 27, Consolidated and Separate Financial Statements. The Corporation evaluated this standard and there is no impact on the consolidated financial statements.

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NOTE 3

CHANGES IN ACCOUNTING POLICY AND DISCLOSURES (CONTINUED)

IFRS 11 — JOINT ARRANGEMENTS

IFRS 11 requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice of proportionately consolidating or equity accounting for interests in joint ventures. IFRS 11 supersedes IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities - Non-monetary Contributions by Venturers. The Corporation evaluated this standard and there is no impact on the consolidated financial statements.

IFRS 12 — DISCLOSURE OR INTERESTS IN OTHER ENTITIES

IFRS 12 establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity’s interests in other entities. The Corporation evaluated this standard and it resulted in no impact on the consolidated financial statements. However, more information is required in the Notes to the financial statements.

IFRS 13 — FAIR VALUE MEASUREMENT

IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures. The Corporation evaluated this standard and there is no impact on the consolidated financial statements.

IAS 19 — EMPLOYEE BENEFITS

IAS 19 has been amended and includes significant changes to the recognition and measurement of defined benefit pension expense and termination benefits and enhances the disclosure of all employee benefits. The amended standard requires immediate recognition of actuarial gains and losses in the statement of other comprehensive income as they arise, without subsequent recycling to net income. Past service costs (which now include curtailment gains and losses) are no longer recognized over a service period but are instead recognized immediately in the period of a plan amendment. Pension benefit costs are split between: (i) the cost of benefits accrued in the current period (service costs) and benefit changes (past service costs, settlements and curtailments); and (ii) finance expense or income. The finance expense or income component is calculated based on the net defined benefit asset or liability. A number of other amendments have been made to recognition, measurement and classification including redefining short-term and other long-term benefits, guidance on the treatment of taxes related to benefit plans, guidance on the risk/cost sharing feature, and expanded disclosures. The impact of this standard on the interest expense on employee future benefits for the year ended December 31, 2012, is $15 million ($11 million, or $0.11 per basic and diluted common share, after related income tax). Other comprehensive income increased by $11 million (net of income tax of $4 million) for the year ended December 31, 2012. There is no impact on the employee benefit asset and liability and deferred income tax asset and liability.

IAS 1 — PRESENTATION OF FINANCIAL STATEMENTS

IAS 1 has been amended to require entities to separate items presented in the statement of other comprehensive income into two groups based on whether or not items may be recycled in the future. Entities that choose to present other comprehensive income items before tax will be required to show the amount of tax related to the two groups separately. The amendment is effective for annual periods beginning on or after July 1, 2012, with earlier application permitted. The Corporation evaluated this standard and there is no financial impact although it results in a different presentation of the consolidated statement of comprehensive income.

AMENDMENTS TO OTHER STANDARDS

In addition, there have been amendments to existing standards, including IAS 27, Separate Financial Statements, and IAS 28, Investments in Associates and Joint Ventures. IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope and to address the changes in IFRS 10 to 13. The Corporation evaluated these changes and there is no impact on the consolidated financial statements.

B) RECENT IFRS PRONOUNCEMENTS NOT YET ADOPTED

IFRS 9 — FINANCIAL INSTRUMENTS

IFRS 9 was issued in November 2009 and contains requirements for financial assets. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models for debt instruments in IAS 39, Financial Instruments: Recognition and Measurement, with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are recognized either at fair value through profit or loss or at fair value through other comprehensive income. Where such equity instruments are measured at fair value through

18	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

other comprehensive income, dividends are recognized in profit or loss insofar as they do not clearly represent a return on investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely.

Requirements for financial liabilities were added in October 2010, and they largely carried forward existing requirements in IAS 39, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in the statement of other comprehensive income.

IFRS 9 was amended in November 2013, to (i) include guidance on hedge accounting, (ii) allow entities to early adopt the requirement to recognize changes in fair value attributable to changes in an entity’s own credit risk, from financial liabilities designated under the fair value option, in OCI, without having to adopt the remainder of IFRS 9, and to (iii) remove the previous mandatory effective date for adoption of January 1, 2015, although the standard is available for early adoption.

IFRS 7 — FINANCIAL INSTRUMENTS DISCLOSURES

IFRS 7 requires disclosure of both gross and net information about financial instruments eligible for offset in the balance sheet and financial instruments subject to master netting arrangements. Concurrent with the amendments to IFRS 7, the IASB also amended IAS 32, Financial Instruments: Presentation to clarify the existing requirements for offsetting financial instruments in the balance sheet. The amendments to IAS 32 are effective as of January 1, 2014. The Corporation is evaluating this standard and no significant impact on the consolidated financial statements is expected.

IAS 36 — IMPAIRMENT OF NON-FINANCIAL ASSETS

In May 2013, the IASB amended IAS 36, Impairment of assets regarding disclosures for non-financial assets. This amendment removed certain disclosures related to the recoverable amount of CGUs which had been included in IAS 36 by the issue of IFRS 13. The amendment is not mandatory until January 1st, 2014, however; the Corporation has decided to early adopt the amendment as of December 31, 2013.

NOTE 4

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, Management reviews its estimates, including those related to environmental costs, employee future benefits, collectability of accounts receivable, financial instruments, contingencies, income taxes, useful life and residual value of property, plant and equipment and impairment of property, plant and equipment and intangible assets. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they occur.

A. IMPAIRMENT OF LONG-LIVED ASSETS, INTANGIBLE ASSETS AND GOODWILL

In determining the recoverable amount of an asset or a CGU, the Corporation uses several key assumptions, based on external information on the industry when available, and including production levels, selling prices, volume, raw materials costs, foreign exchange rates, growth rates, discounting rates and capital spending.

The Corporation believes such assumptions to be reasonable. These assumptions involve a high degree of judgment and complexity and reflect Management’s best estimates based on available information at the assessment date. In addition, products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern.

DESCRIPTION OF SIGNIFICANT IMPAIRMENT TESTING ASSUMPTIONS

GROWTH RATES

The assumptions used were based on the Corporation’s internal budget. Revenues, operating margins and cash flows were projected for a period of five years, and a perpetual long-term growth rate was applied thereafter. In arriving at its forecasts, the Corporation considered past experience, economic trends such as gross domestic product growth and inflation, as well as industry and market trends.

DISCOUNT RATES

The Corporation assumed a discount rate in order to calculate the present value of its projected cash flows. The discount rate represents a weighted average cost of capital (“WACC”) for comparable companies operating in similar industries of the applicable CGU, group of CGUs or reportable segment, based on publicly available information.

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NOTE 4

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS (CONTINUED)

FOREIGN EXCHANGE RATES

Foreign exchange rates are determined using the financial institutions’ average forecast for the first two years of forecasting. For the three following years, the Corporation uses the last five years’ historical average of the foreign exchange rate.

Considering the sensitivity of the key assumptions used, there is measurement uncertainty since adverse changes in one or a combination of the Corporation’s key assumptions could cause a significant change in the carrying amounts of these assets.

B. INCOME TAXES

The Corporation is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing tax losses based on the Corporation’s assessment of its ability to use them against future taxable income before they expire. If the Corporation’s assessment of its ability to use the tax losses proves inaccurate in the future, more or less of the tax losses might be recognized as assets, which would increase or decrease the income tax expense and, consequently, affect the Corporation’s results in the relevant year.

C. EMPLOYEE BENEFITS

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and Management’s best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected healthcare costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty. All assumptions are reviewed annually.

CRITICAL JUDGMENTS IN APPLYING THE CORPORATION’S ACCOUNTING POLICIES

SUBSIDIARIES AND EQUITY ACCOUNTED INVESTMENTS

Significant judgment is applied in assessing whether certain investment structures result in control, joint control or significant influence over the operations of the investment. Management’s assessment of control, joint control or significant influence over an investment will determine the accounting treatment for the investment. The Corporation has a 59.7% interest in an associate (“Greenpac”). Because the Corporation does not have the power over relevant activities of Greenpac, it is accounted for as an associate.

NOTE 5

DISCONTINUED OPERATIONS

a.	On March 11, 2011, the Corporation announced that it had entered into an agreement for the sale of Dopaco Inc. and Dopaco Canada Inc. (collectively Dopaco), its converting business for the quick-service restaurant industry which was part of the Containerboard Group, to Reynolds Group Holdings Limited.

2013

In 2013, we reversed a $2 million provision for which we retained liability following the transaction since it did not materialize.

2012

The Corporation retained liability for certain pending litigation, namely a claim of damages in relation to the contamination of a site previously used by Dopaco. In 2012, the Corporation recorded a provision of $2 million (net of related income tax of $1 million) regarding this claim. Following the settlement of this claim, the Corporation paid $2 million. In 2012, the Corporation also recorded an income tax adjustment of $3 million relating to the finalization of the income tax on the Dopaco gain.

(in millions of Canadian dollars)	2013	2012
Results of the discontinued operations of Dopaco
Other expenses (revenues) and specific items	(2)	3
Income taxes	—	2

Net earnings (loss) from discontinued operations	2	(5)

Net earnings (loss) from discontinued operations per common share
Basic	$0.02	$(0.05)
Diluted	$0.02	$(0.05)

b.	In 2012, the Corporation also paid $3 million in relation to a 2006 legal settlement in the fine paper distribution activities that were disposed of in 2006.

20	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6

BUSINESS ACQUISITION

2012 ACQUISITION

On April 1, 2012, the Corporation purchased all of the outstanding shares of Bird Packaging Limited (“Bird’”), located in Ontario, for a cash consideration of $14 million. Bird’s assets include containerboard converting equipment as well as warehouses located in Guelph, Kitchener and Windsor. This acquisition is part of the Containerboard Group. The excess of the consideration paid over the net fair value of the assets acquired and the liabilities assumed resulted in non-deductible goodwill of $8 million and has been allocated to the Central Canada containerboard converting plants Cash Generating Unit (“CGU”). This acquisition is expected to create synergies in the CGU.

The purchase price determination was finalized as at September 30, 2012.

Assets acquired and liabilities assumed were as follows:

2012
BUSINESS SEGMENT: CONTAINERBOARD
(in millions of Canadian dollars)	ACQUIRED COMPANY: BIRD PACKAGING LIMITED
Fair values of identifiable assets acquired and liabilities assumed:
Accounts receivable	5
Inventories	1
Property, plant and equipment	3
Capital-lease assets	8
Client list	4
Goodwill	8

Total assets	29
Bank loans and advances	(1)
Trade and other payables	(3)
Long-term debt	(2)
Capital-lease obligation	(8)
Deferred income tax liabilities	(1)

Net assets acquired	14

Cash paid	14

On a stand-alone basis, in 2012, the acquisition of Bird since the date of acquisition represented sales amounting to $21 million and net earnings attributable to Shareholders is nil. Had the acquisition occurred on January 1, 2012, consolidated sales and net loss attributable to Shareholders would have been $3,653 million and $21 million, respectively, for the year ended December 31, 2012. These estimates are based on the assumption that the fair value adjustments that arose on the date of acquisition would have been the same had the acquisition occurred on January 1, 2012.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	21

NOTE 7

ACCOUNTS RECEIVABLE

(in millions of Canadian dollars)	NOTE	2013	2012
Accounts receivable - Trade		459	460
Receivables from related parties	29	19	14
Less: provision for doubtful accounts		(13)	(12)

Trade receivables - net		465	462
Provisions for volume rebates		(27)	(23)
Other		74	74

		512	513

As of December 31, 2013, trade receivables of $155 million (December 31, 2012 - $161 million) were past due but not impaired. The aging of these trade receivables at each reporting date is as follows:

(in millions of Canadian dollars)	2013	2012
Past due 1-30 days	118	121
Past due 31-60 days	23	27
Past due 61-90 days	9	9
Past due 91 days and over	5	4

	155	161

Movements in the Corporation’s allowance for doubtful accounts are as follows:

(in millions of Canadian dollars)	2013	2012
Balance at beginning of year	12	13
Provision for doubtful accounts, net of unused beginning balance	4	3
Receivables written off during the year as uncollectable	(3)	(4)

Balance at end of year	13	12

The increase and decrease of provision for doubtful accounts have been included in Selling and administrative expenses in the consolidated statement of earnings.

The maximum exposure to credit risk at the reporting date approximates the carrying value of each class of receivable mentioned above.

NOTE 8

INVENTORIES

(in millions of Canadian dollars)	2013	2012
Finished goods	254	222
Raw materials	128	114
Supplies	161	161

	543	497

As at December 31, 2013, finished goods, raw materials and supplies are adjusted for net realizable value (“NRV”) of $1 million, nil and $4 million, respectively (December 31, 2012 - $4 million, nil, $2 million). As at December 31, 2013, the carrying amount of inventory carried at net realizable value consisted of $22 million in finished goods inventory, nil in raw materials inventory and $4 million in supplies (December 31, 2012 - $21 million, nil and $3 million).

The Corporation has sold all the goods that were written down in 2012. No reversal of previously written-down inventory occurred in 2013 and 2012. The cost of raw materials and supplies included in Cost of sales amounted to $1,473 million (2012 - $1,398 million).

22	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9

INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

A.	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2013	2012
Investments in associates	230	187
Investments in joint ventures	31	35

	261	222

Investments in associates and joint ventures as at December 31, 2013, include goodwill of $20 million (December 31, 2012 - $20 million).

B.	INVESTMENTS IN ASSOCIATES

The following are the principal associates of the Corporation:

	PERCENTAGE OF EQUITY OWNED (%)	BUSINESS RELATIONSHIP	PRINCIPAL ESTABLISHMENT
Boralex Inc.	34.85	Note 1	Kingsey Falls, Canada
Greenpac Holding LLC	59.7	Note 2	Niagara Falls, United States

Note 1:	Boralex Inc., is a Canadian public corporation and a major electricity producer whose core business is the development and operation of power stations that generate renewable energy, with operations in Canada, the northeastern United States and France.

Note 2:	Greenpac Mill LLC is an American corporation that manufactures a light-weight linerboard made with 100% recycled fibres.

The Corporation’s financial information from its principal associates is as follows:

	2013		2012
(in millions of Canadian dollars)	BORALEX INC.	GREENPAC HOLDING LLC	BORALEX INC.	GREENPAC HOLDING LLC
Balance sheet
Cash and cash equivalents	125	13	107	3
Current assets	193	70	167	5
Long-term assets	1,229	479	1,063	335
Current liabilities	60	33	49	30
Current financial liabilities	99	5	124	1
Long-term liabilities	50	—	40	—
Long-term financial liabilities	828	338	675	183

Statements of earnings (loss)
Sales	169	58	181	—
Depreciation and amortization	54	9	58	—
Financing expense	51	11	49	—
Net earnings (loss) from continuing operations	(5)	(18)	(9)	(1)
Provision of income taxes	1	—	(2)	—

Other comprehensive income (loss)
Translation adjustment	18	—	(1)	—
Cash flow hedges	25	(10)	(4)	(12)
Available for sale asset	1	—	1	—

	44	(10)	(4)	(12)

Investment in Boralex Inc. has a fair value of $142 million as at December 31, 2013 (December 31, 2012 - $121 million).

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	23

NOTE 9

INVESTMENTS IN ASSOCIATES AND JOINT VENTURES (CONTINUED)

C.	INVESTMENT IN JOINT VENTURES

The following are the principal joint ventures of the Corporation and the Corporation’s percentage of equity owned:

	PERCENTAGE EQUITY OWNED (%)	BUSINESS RELATIONSHIP	PRINCIPAL ESTABLISHMENT
Cascades Sonoco Inc.	50	Note 1	Birmingham and Tacoma, United States
Cascades Conversion Inc.	50	Note 1	Kingsey Falls, Canada
Converdis Inc.	50	Note 1	Berthierville, Canada

Note 1:	The joint ventures all produce specialty paper packaging products such as headers, rolls and wrappers.

The Corporation’s joint ventures information is as follows:

	2013
(in millions of Canadian dollars)	CASCADES SONOCO INC.	CASCADES CONVERSION INC.	CONVERDIS INC.
Balance sheet
Cash and cash equivalents	4	2	—
Current assets	20	17	5
Long-term assets	12	21	5
Current liabilities	4	5	2
Current financial liabilities	3	—	—
Long-term liabilities	3	2	1

Statement of earnings (loss)
Sales	97	62	24
Depreciation and amortization	1	1	—
Net earnings (loss) from continuing operations	7	6	1
Provision of income taxes	3	2	—

Other comprehensive income
Translation adjustment	1	—	—

	1	—	—

Cash flow
Dividend received from joint ventures	6	3	—

24	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2012
(in millions of Canadian dollars)	CASCADES SONOCO INC.	CASCADES CONVERSION INC.	CONVERDIS INC.
Balance sheet
Cash and cash equivalents	3	4	—
Current assets	19	17	6
Long-term assets	11	23	5
Current liabilities	5	4	3
Current financial liabilities	—	2	—
Long-term liabilities	2	3	1

Statement of earnings (loss)
Sales	87	56	21
Depreciation and amortization	1	1	1
Net earnings (loss) from continuing operations	7	6	2
Provision of income taxes	3	2	1

Cash flow
Dividend received from joint ventures	4	5	—

The Corporation received dividends of $1 million from its associate Niagara Sheet LLC as at December 31, 2012.

There are no contingent liabilities relating to the Corporation’s interest in the joint ventures, and no contingent liabilities of the ventures themselves.

D.	SUBSIDIARIES WITH NON-CONTROLLING INTEREST

The Corporation’s information for its subsidiaries with significant non-controlling interest is as follows:

	2013			2012
(in millions of Canadian dollars, unless otherwise noted)	RENO DE MEDICI S.p.A.	NORCAN FLEXIBLE PACKAGING	CASCADES RECOVERY INC.	RENO DE MEDICI S.p.A.	NORCAN FLEXIBLE PACKAGING	CASCADES RECOVERY INC.
Principal establishment	Milan, Italy	Mississauga, Canada	Toronto, Canada	Milan, Italy	Mississauga, Canada	Toronto, Canada
% of shares held by non-controlling interest	42.39%	43.54%	27%	51.46%	43.54%	27%
Net earnings (loss) attributable to non-controlling interest	3	(1)	1	(7)	—	1
Non-controlling interest accumulated at the end of the year	84	2	26	88	3	25

Subsidiaries financial information
Assets	559	18	124	533	18	151
Liabilities	360	13	39	362	11	57
Net earnings (loss)	3	(1)	3	(7)	—	4
Cash flows from operating activities	37	1	16	27	1	14
Cash flows from investing activities	(17)	—	(5)	(21)	2	(4)
Cash flows from financing activities	(21)	(1)	(16)	(5)	(3)	(9)

In 2010, The Corporation entered into a put and call agreement with Industria E Innovazione (“Industria”) whereby it had the option to buy 9.07% (100% of the shares held by Industria) of the shares of Reno de Medici (RdM) for €0.43 per share between March 1, 2011 and December 31, 2012. Industria also had the option of requiring the Corporation to purchase its shares for €0.41 per share between January 1, 2013 and March 31, 2014. As the put option held by Industria became effective on January 1, 2013, the non-controlling interest has been adjusted by 9.07% effective January 1, 2013, to 42.39%.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	25

NOTE 9

INVESTMENTS IN ASSOCIATES AND JOINT VENTURES (CONTINUED)

E.	NON-SIGNIFICANT ASSOCIATES AND JOINT VENTURES

The carrying value of investments in associates and joint ventures that are not significant, for the Corporation is as follow:

(in millions of Canadian dollars)	2013	2012
Non-significant associates
Niagara Sheet LLC	3	3
Groupe NBG	1	1
Corpap Inc.	1	—
Longhorn Paper Converting LLC	—	—
Abzac Canada Inc.	6	7
Pac Service SpA	2	2

	13	13

Non-significant joint ventures
Metro Municipal Recycling Services Inc.	—	2
1525429 Ontario Limited	1	1
Manucor SpA	—	2
Best Diamond Packaging LLC	4	4
Fresh Bailiwick	1	1
Norpap Inc.	1	1

	7	11

	20	24

The Corporation received dividends of $3 million from the joint ventures of Cascades Recovery as at December 31, 2013.

The shares of results of non-significant associates and joint ventures, for the Corporation are as follows:

(in millions of Canadian dollars)	2013	2012
Non significant associates
Niagara Sheet LLC	1	—
Groupe NBG	—	—
Corpap Inc.	—	(1)
Longhorn Paper Converting LLC	—	—
Abzac Canada Inc.	—	—
Pac Service SpA	—	—

	1	(1)

Non significant joint ventures
Metro Municipal Recycling Services Inc.	—	1
1525429 Ontario Limited	—	—
Manucor SpA	(2)	(3)
Best Diamond Packaging LLC	—	—
Fresh Bailiwick	—	—
Norpap Inc.	—	—

	(2)	(2)

	(1)	(3)

26	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10

PROPERTY, PLANT AND EQUIPMENT

(in millions of Canadian dollars)	NOTE	LAND	BUILDINGS	MACHINERY AND EQUIPMENT	AUTOMOTIVE EQUIPMENT	OTHER	TOTAL
As at January 1, 2012
Cost		106	664	2,691	76	333	3,870
Accumulated depreciation and impairment		—	252	1,645	54	216	2,167

Net book amount		106	412	1,046	22	117	1,703

Year ended December 31, 2012
Opening net book amount		106	412	1,046	22	117	1,703
Additions		1	11	85	5	67	169
Disposals		(2)	(1)	(3)	—	(3)	(9)
Depreciation		—	(25)	(139)	(6)	(11)	(181)
Business acquisitions	6	—	8	3	—	—	11
Impairment charge		—	—	(24)	—	—	(24)
Other		(1)	5	45	—	(50)	(1)
Exchange differences		—	(2)	(6)	—	(1)	(9)

Closing net book amount		104	408	1,007	21	119	1,659

As at December 31, 2012
Cost		104	681	2,764	78	225	3,852
Accumulated depreciation and impairment		—	273	1,757	57	106	2,193

Net book amount		104	408	1,007	21	119	1,659

Year ended December 31, 2013
Opening net book amount		104	408	1,007	21	119	1,659
Additions		3	8	51	11	84	157
Disposals		—	—	(8)	—	(2)	(10)
Depreciation		—	(25)	(123)	(7)	(9)	(164)
Impairment charge		(2)	(13)	—	—	(1)	(16)
Other		—	10	68	—	(76)	2
Exchange differences		4	11	37	—	4	56

Closing net book amount		109	399	1,032	25	119	1,684

As at December 31, 2013
Cost		111	721	2,831	84	215	3,962
Accumulated depreciation and impairment		2	322	1,799	59	96	2,278

Net book amount		109	399	1,032	25	119	1,684

Other property, plant and equipment includes buildings and machinery and equipment in the process of construction or installation with a book value of $60 million (December 31, 2012 - $55 million) and deposits on purchases of equipment amounting to $10 million (December 31, 2012 - $10 million). The carrying value of finance-lease assets is $16 million.

No interest has been capitalized in fixed assets in 2013. In 2012, $2 million of interest incurred on qualifying assets was capitalized. The weighted average capitalization rate on funds borrowed in 2012 was 6.31%.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	27

NOTE 11

GOODWILL AND OTHER INTANGIBLE ASSETS WITH A FINITE AND AN INDEFINITE USEFUL LIFE

(in millions of Canadian dollars)	NOTE	APPLICATION SOFTWARE AND ERP	CUSTOMER RELATIONSHIPS AND CLIENT LISTS	OTHER INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH A FINITE USEFUL LIFE	GOODWILL	OTHER INTANGIBLE ASSETS WITH AN INDEFINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH AN INDEFINITE USEFUL LIFE
As at January 1, 2012
Cost		50	175	41	266	322	7	329
Accumulated amortization and impairment		15	42	24	81	—	1	1

Net book amount		35	133	17	185	322	6	328

Year ended December 31, 2012
Opening net book amount		35	133	17	185	322	6	328
Additions		31	—	—	31	—	—	—
Business acquisitions	6	—	4	—	4	8	—	8
Impairment charge		—	—	(2)	(2)	—	—	—
Amortization		(4)	(11)	(3)	(18)	—	—	—
Exchange differences		—	—	—	—	(1)	—	(1)

Closing net book amount		62	126	12	200	329	6	335

As at December 31, 2012
Cost		81	179	41	301	329	7	336
Accumulated amortization and impairment		19	53	29	101	—	1	1

Net book amount		62	126	12	200	329	6	335

Year ended December 31, 2013
Opening net book amount		62	126	12	200	329	6	335
Additions		15	—	—	15	—	—	—
Impairment charge		—	(2)	—	(2)	(4)	—	(4)
Amortization		(4)	(11)	(3)	(18)	—	—	—
Exchange differences		—	1	—	1	1	1	2

Closing net book amount		73	114	9	196	326	7	333

As at December 31, 2013
Cost		97	180	41	318	330	8	338
Accumulated amortization and impairment		24	66	32	122	4	1	5

Net book amount		73	114	9	196	326	7	333

NOTE 12

OTHER ASSETS

(in millions of Canadian dollars)	NOTE	2013	2012
Notes receivable from business disposals		18	18
Other investments		10	11
Other assets		42	38
Deferred financing costs		4	6
Employee future benefits	17	44	1

		118	74
Less: Current portion, included in accounts receivables		(10)	(4)

Total other assets		108	70

In 2012, the Corporation granted a US$15 million ($15 million) bridge loan to Greenpac Holding LLC (Greenpac Project). The loan is included in Other assets will mature no later than 2021 and bears interest ranging from 7.5% to 12% depending on the stage of completion of the Greenpac Project. Including accrued interest, the bridge loan stands at $20 million as at December 31, 2013. However, we expect the loan to be repaid over the next 4 years through secured tax credits to be received by members of the project and operational cash flows. In 2013, the Corporation also capitalized in Other assets $6 million worth of costs incurred for the supervision of the Greenpac Project construction (2012 - $6 million). These costs are repaid to the Corporation by Greenpac Mill over an 8-year period.

28	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13

TRADE AND OTHER PAYABLES

(in millions of Canadian dollars)	NOTE	2013	2012
Trade payables		484	465
Payables to related parties	29	14	13
Accrued expenses		92	73

Trade and other payables		590	551

NOTE 14

PROVISIONS FOR CONTINGENCIES AND CHARGES

(in millions of Canadian dollars)	ENVIRONMENTAL RESTORATION OBLIGATIONS	ENVIRONMENTAL COSTS	LEGAL CLAIMS	SEVERANCES	ONEROUS CONTRACT	OTHERS	TOTAL PROVISIONS
As at January 1, 2012	6	14	11	4	2	1	38

Additional provision	—	3	2	4	4	1	14
Reversal of provision	—	(1)	—	—	—	—	(1)
Payments	—	(2)	(4)	(5)	(1)	(1)	(13)
Revaluation	1	—	—	—	—	—	1
Others	1	(1)	(1)	(1)	—	2	—

As at December 31, 2012	8	13	8	2	5	3	39

Additional provision	—	1	2	4	1	—	8
Payments	—	(1)	(4)	(2)	(3)	(1)	(11)
Revaluation	—	—	—	—	—	2	2
Unwinding of discount	—	—	—	—	1	—	1

As at December 31, 2013	8	13	6	4	4	4	39

Analysis of total provisions:

(in millions of Canadian dollars)	2013	2012
Non-current	37	33
Current	2	6

	39	39

ENVIRONMENTAL RESTORATION

The Corporation uses some landfill sites. A provision has been recognized at fair value for the costs to be incurred for the restoration of those sites.

ENVIRONMENTAL COSTS

An environmental provision is recorded when the Corporation has an obligation caused by its ongoing and abandoned operations.

LEGAL CLAIMS

In the normal course of operations, the Corporation is party to various legal actions and contingencies related to contract disputes and labour issues.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	29

NOTE 15

LONG-TERM DEBT

(in millions of Canadian dollars)	MATURITY	2013	2012
Revolving credit facility, weighted average interest rate of 3.01% as at December 31, 2013, consists of $291 million; US$10 million and €125 million (December 31, 2012 - $299 million; US$37 million and €49 million)	2016	484	401
7.25% Unsecured senior notes of US$4 million repurchased in 2013	2013	—	4
6.75% Unsecured senior notes of US$6 million repurchased in 2013	2013	—	6
7.75% Unsecured senior notes of $200 million	2016	199	198
7.75% Unsecured senior notes of US$500 million	2017	527	493
7.875% Unsecured senior notes of US$250 million	2020	263	245
Other debts of subsidiaries		39	53
Other debts without recourse to the Corporation		80	90

		1,592	1,490
Less: Unamortized financing costs		13	15

Total long-term debt		1,579	1,475

Less:
Current portion of 7.25% Unsecured senior notes		—	4
Current portion of 6.75% Unsecured senior notes		—	6
Current portion of debts of subsidiaries		15	20
Current portion of debts without recourse to the Corporation		24	30

		39	60

		1,540	1,415

a.	In 2013, the Corporation repurchased US$4 million of its 7.25% unsecured senior notes for an amount of US$4 million ($4 million) and US$6 million of its 6.75% unsecured senior notes for an amount of US$6 million ($6 million). No gain or loss resulted from these transactions.
b.	In 2012, the Corporation repurchased US$3 million of its 6.75% unsecured senior notes for an amount of US$3 million ($3 million) and US$5 million of its 7.25% unsecured senior notes for an amount of US$5 million ($5 million). No gain or loss resulted from these transactions.
c.	As at December 31, 2013, accounts receivable and inventories totaling approximately $655 million (December 31, 2012 - $611 million) as well as property, plant and equipment totaling approximately $261 million (December 31, 2012 - $275 million) were pledged as collateral for the Corporation’s revolving credit facility.
d.	The Corporation has finance leases for various items of property, plant and equipment. Renewals and purchase options are specific to the entity that holds the lease. Lease liabilities are effectively secured as the rights to the leased asset revert to the lessor in the event of default. Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are as follows:

	2013		2012
(in millions of Canadian dollars)	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS
Within one year	6	5	5	3
Later than 1 year but no later than 5 years	10	7	10	7
More than 5 years	9	6	9	7

Total minimum lease payments	25	18	24	17
Less: amounts representing finance charges	7	—	7	—

Present value of minimum lease payments	18	18	17	17

30	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16

OTHER LIABILITIES

(in millions of Canadian dollars)	NOTE	2013	2012
Employee future benefits	17	202	259
Other		11	5

		213	264
Less: Current portion, included in Trade and other payables		(1)	—

Total other liabilities		212	264

NOTE 17

EMPLOYEE FUTURE BENEFITS

The Corporation operates various post-employment plans, including both defined benefit and defined contribution pension plans and post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. The table below outlines where the Corporation’s post-employment amounts and activity are included in the financial statements.

(in millions of Canadian dollars)	NOTE		2013	2012
Balance sheet obligations for
Defined pension benefits	17	(a)	44	138
Post-employment benefits other than defined benefit pension plans	17	(b)	114	120

Net liability in the balance sheet			158	258
Allocated as follow:
Short term			(6)	—
Long term			164	258

Net liability on balance sheet			158	258

Income statement charge
Defined pension benefits			20	19
Defined contribution benefits			19	17
Post-employment benefits other than defined benefit pension plans			7	7

			46	43
Remeasurements for
Defined pension benefits			(89)	21
Post-employment benefits other than defined benefit pension plans			(8)	6

			(97)	27

A. DEFINED BENEFIT PENSION PLANS

The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group registered retirement savings plans (RRSP) that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases the average salaries or compensation at the end of a career. Retirement benefits are, in some cases, partially adjusted based on inflation.

The majority of benefit payments are payable from a trustee administered funds; however, for the unfunded plans, the Corporation meets the benefit payment obligation as it falls due. Plan assets held in trusts are governed by local regulations and practice in each country. Responsibility for governance of the plans - overseeing all aspects of the plans including investment decisions and contribution schedules - lies with the Corporation. The Corporation has established Investment Committees to assist in the management of the plans and has also appointed experienced, independent professional experts such as investments managers, investment consultants, actuaries and custodians.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	31

NOTE 17

EMPLOYEE FUTURE BENEFITS (CONTINUED)

The movement in the net defined benefit obligation and fair value of plan assets of pension plans over the year is as follows:

(in millions of Canadian dollars)	PRESENT VALUE OF OBLIGATION	FAIR VALUE OF PLAN ASSETS	TOTAL	IMPACT OF MINIMUM FUNDING REQUIREMENT (ASSET CEILING)	TOTAL
As at January 1, 2012	672	(560)	112	13	125
Current service cost	12	—	12	—	12
Interest expense (income)	31	(24)	7	—	7
Past service costs	1	—	1	—	1
Curtailments	(1)	—	(1)	—	(1)

Impact on profit or loss	43	(24)	19	—	19

Remeasurements
Return on plan assets, excluding amounts included in interest expense (income)	—	(23)	(23)	—	(23)
Loss (gain) from change in financial assumptions	44	—	44	—	44

Impact of remeasurements on other comprehensive income	44	(23)	21	—	21

Exchange differences	(1)	—	(1)	—	(1)
Contributions
Employers	—	(26)	(26)	—	(26)
Plan participants	3	(3)	—	—	—
Benefit payments	(38)	38	—	—	—

As at December 31, 2012	723	(598)	125	13	138

Current service cost	12	—	12	—	12
Interest expense (income)	29	(22)	7	1	8

Impact on profit or loss	41	(22)	19	1	20

Remeasurements
Return on plan assets, excluding amounts included in interest expense (income)	—	(63)	(63)	—	(63)
Loss (gain) from change in demographic assumptions	17	—	17	—	17
Loss (gain) from change in financial assumptions	(42)	—	(42)	—	(42)
Experience losses (gains)	(1)	—	(1)	—	(1)

Impact of remeasurements on other comprehensive income	(26)	(63)	(89)	—	(89)

Exchange differences	3	(1)	2	—	2
Contributions
Employers	—	(27)	(27)	—	(27)
Plan participants	3	(3)	—	—	—
Benefit payments	(90)	90	—	—	—

As at December 31, 2013	654	(624)	30	14	44

32	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The defined benefit obligation and plan assets are composed by country and by sector as follows:

	2013
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of funded obligations	594	7	—	601
Fair value of plan assets	619	5	—	624

Deficit (surplus) of funded plans	(25)	2	—	(23)
Impact of minimum funding requirement (asset ceiling)	14	—	—	14
Present value of unfunded obligations	33	—	20	53

Net liability on balance sheet	22	2	20	44

	2013
(in million of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of funded obligations	386	—	186	28	1	601
Fair value of plan assets	424	—	173	25	2	624

Deficit (surplus) of funded plans	(38)	—	13	3	(1)	(23)
Impact of minimum funding requirement (asset ceiling)	11	—	3	—	—	14
Present value of unfunded obligations	7	20	2	2	22	53

Net liability on balance sheet	(20)	20	18	5	21	44

	2012
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of funded obligations	665	7	—	672
Fair value of plan assets	594	4	—	598

Deficit (surplus) of funded plans	71	3	—	74
Impact of minimum funding requirement (asset ceiling)	13	—	—	13
Present value of unfunded obligations	33	—	18	51

Net liability on balance sheet	117	3	18	138

	2012
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of funded obligations	450	—	193	28	1	672
Fair value of plan assets	424	—	151	21	2	598

Deficit (surplus) of funded plans	26	—	42	7	(1)	74
Impact of minimum funding requirement (asset ceiling)	7	—	6	—	—	13
Present value of unfunded obligations	7	18	2	2	22	51

Net liability on balance sheet	40	18	50	9	21	138

The significant actuarial assumptions are as follows:

	2013			2012
	CANADA	UNITED STATES	EUROPE	CANADA	UNITED STATES	EUROPE
Discount rate	4.75%	4.5%	3.25%	4.25%	4%	3%
Salary growth rate	Between 1,5% and 3%	N/A	—%	Between 2% and 3,5%	N/A	—
Inflation rate	2.5%	N/A	1.75%	2.5%	N/A	1.75%

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	33

NOTE 17

EMPLOYEE FUTURE BENEFITS (CONTINUED)

Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory. For Canadian pension plans which represent 95% of all pension plans, these assumptions translate into an average life expectancy in years for a pensioner retiring at age 65:

	2013	2012
Retiring at the end of the year
Male	20.9	19.8
Female	23.1	22.1
Retiring 20 years after the end of the reporting year
Male	22.6	21.3
Female	24.2	22.9

The sensitivity of the defined benefit obligation to changes in assumptions is set out below. The effects on each plan of a change in an assumption are weighted proportionately to the total plan obligations to determine the total impact for each assumption presented.

	IMPACT ON DEFINED BENEFIT OBLIGATION
	CHANGE IN ASSUMPTION	INCREASE IN ASSUMPTION	DECREASE IN ASSUMPTION
Discount rate	0.25%	(3)%	3.1%
Salary growth rate	0.25%	0.5%	(0.5)%

INCREASE BY 1 YEAR IN ASSUMPTION
Life expectancy	2.6%

Plan assets, which are funding the Corporation’s defined pension plans, are comprised as follows:

	2013
(in millions of Canadian dollars)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	%
Cash and short-term investments	28	1	—	29	4.7%

Bonds
Canadian bonds	115	97	—	212

				212	33.9%
Shares
Canadian shares	113	—	—	113
Foreign shares	13	—	—	13

				126	20.2%
Mutual funds
Money market funds	—	11	—	11
Canadian bond mutual funds	—	11	—	11
Foreign bond mutual funds	—	2	—	2
Canadian equity mutual funds	—	49	—	49
Foreign equity mutual funds	—	176	—	176
Alternative investments funds	—	2	—	2

				251	40.2%
Other
Derivatives contract, net	6	—	—	6

				6	1%

	275	349	—	624

34	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2012
(in millions of Canadian dollars)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	%
Cash and short-term investments	14	—	—	14	2.4%

Bonds
Canadian bonds	123	58	—	181

				181	30.3%
Shares
Canadian shares	116	—	—	116
Foreign shares	63	—	—	63

				179	29.8%
Mutual funds
Money market funds	—	10	—	10
Canadian bond mutual funds	—	43	—	43
Foreign bond mutual funds	—	2	—	2
Canadian equity mutual funds	28	5	—	33
Foreign equity mutual funds	—	122	—	122
Alternative investments funds	—	14	—	14

				224	37.5%

	344	254	—	598

The plan assets do not include shares or debt securities of the Corporation. Annual benefit annuities of an approximate value of $11 million are pledged by insurance contracts established by the Corporation.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	35

NOTE 17

EMPLOYEE FUTURE BENEFITS (CONTINUED)

B.	POST EMPLOYMENT BENEFITS OTHER THAN DEFINED BENEFIT PENSION PLANS

The Corporation also offers to its employees some post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of the new retirees, and the retirement allowance is not offered to the majority of employees hired after 2002.

The amounts recognized in the balance sheet composed by country and by sector are determined as follows:

	2013
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of unfunded obligations	85	3	26	114
Liability on balance sheet	85	3	26	114

	2013
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of unfunded obligations	46	26	17	12	13	114
Liability on balance sheet	46	26	17	12	13	114

	2012
(in millions of Canadian dollars)	CANADA	UNITED STATES	EUROPE	TOTAL
Present value of unfunded obligations	92	3	25	120
Liability on balance sheet	92	3	25	120

	2012
(in millions of Canadian dollars)	CONTAINERBOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	TISSUE PAPERS	CORPORATE	TOTAL
Present value of unfunded obligations	56	25	19	12	8	120
Liability on balance sheet	56	25	19	12	8	120

36	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The movement in the net defined benefit obligation for post-employment benefits over the year is as follows:

(in millions of Canadian dollars)	PRESENT VALUE OF OBLIGATION	FAIR VALUE OF PLAN ASSET	TOTAL
As at January 1, 2012	115	—	115
Current service cost	3	—	3
Interest expense (income)	5	—	5
Curtailments	(1)	—	(1)

Impact on profit or loss	7	—	7

Remeasurements
Loss (gain) from change in financial assumptions	3	—	3
Experience losses (gains)	3	—	3

Impact of remeasurements on other comprehensive income	6	—	6

Contributions and premiums paid by the employer	—	(8)	(8)
Benefit payments	(8)	8	—

As at December 31, 2012	120	—	120

Current service cost	3	—	3
Interest expense (income)	4	—	4
Post-employment variation	(1)	—	(1)
Plan changes	1	—	1

Impact on profit or loss	7	—	7

Remeasurements
Loss (gain) from change in demographic assumptions	1	—	1
Loss (gain) from change in financial assumptions	(11)	—	(11)
Experience losses (gains)	2	—	2

Impact of remeasurements on other comprehensive income	(8)	—	(8)

Exchange differences	3	—	3
Contributions and premiums paid by the employer	—	(8)	(8)
Benefit payments	(8)	8	—

As at December 31, 2013	114	—	114

The method of accounting, assumptions relating to discount rate and life expectancy, and the frequency of valuations for post-employment benefits are similar to those used for defined benefit pension plans, with the addition of actuarial assumptions relating to the long-term increase in healthcare costs 4.75% a year (2012 - 5.0%).

The sensitivity of the defined benefit obligation to changes in assumptions is set out below. The effects on each plan of a change in an assumption are weighted proportionately to the total plan obligations to determine the total impact for each assumption presented.

	IMPACT ON OBLIGATION FOR POST EMPLOYMENT BENEFITS
	CHANGE IN ASSUMPTION	INCREASE IN ASSUMPTION	DECREASE IN ASSUMPTION
Discount rate	0.25%	(2)%	3.2%
Salary growth rate	0.25%	0.7%	(0.7)%
Health care cost increase	1%	3%	(2.4)%

INCREASE BY 1 YEAR IN ASSUMPTION
Life expectancy	1.34%

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	37

NOTE 17

EMPLOYEE FUTURE BENEFITS (CONTINUED)

C.	RISKS AND OTHER CONSIDERATIONS RELATIVE TO POST-EMPLOYMENT BENEFITS

Through its defined benefit plans, the Corporation is exposed to a number of risks, the most significant of which are detailed below.

Asset volatility

The plan liabilities are calculated using a discount rate set with reference to corporate bond yields; if plan assets underperform this yield, this will create an experience loss. Both the Canada and US plans hold a proportion of equities, which are expected to outperform corporate bonds in the long-term while contributing volatility and risk in the short-term.

For the Canadian pension plans, which represents 99% of funded pension plans, the Corporation intends to reduce the level of investment risk by investing more in assets that better match the liabilities when the financial situation of the plans will improves and/or when the rate of return on bonds used for solvency valuations will increases.

The first stage of this process was completed in 2013 with the sale of a number of equity holdings and the purchase of a mixture of government and corporate bonds for smaller pension plans ($50 million or less); for larger pension plans, it has been done through future contracts. The government bonds represent investments in Canadian government securities only. The corporate bonds are global securities with an emphasis on Canada.

However, the Corporation believes that due to the long-term nature of the plan liabilities and the strength of the supporting group, a level of continuing equity investment is an appropriate element of the Corporation’s long-term strategy to manage the plans efficiently. Plan assets are diversified, so the failure of a title would not have a big impact of on the plan assets taken as a whole. The pension plans do not face a significant currency risk.

Changes in bond yields

A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings, particularly for plans in a good financial position that have a greater proportion of bonds.

Inflation risk

The majority of the plans’ benefit obligations are not linked to inflation since benefits paid are not indexed for the vast majority of the plans. Therefore, this risk is not significant.

Life expectancy

The majority of the plans’ obligations are to provide benefits for the lifetime of the member, so increases in life expectancy will result in an increase in the plans’ liabilities.

Each sensitivity analysis disclosed in this note is based on changing one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to variations in significant actuarial assumptions, the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied as for calculating the liability recognized in the statement of financial position.

As at December 31, 2013, the aggregate surplus of the Corporation’s funded pension plans (mostly in Canada) amounted to $23 million (a deficit of $74 million as at December 31, 2012). The Corporation will make special payments of $2 million for past service to fund the Canadian pension plan deficit over ten years. Current agreed service contributions amount to $12 million and continue to be made in the normal course. As for the cash flow requirement, these pension plans are expected to require a net contribution of approximately $11 million in 2014.

The weighted average duration of the defined benefit obligation is 13 years (2012 - 13.5 years).

Expected maturity analysis of undiscounted pension and other post-employment benefits:

(in millions of Canadian dollars)	LESS THAN A YEAR	BETWEEN 1-2 YEARS	BETWEEN 2-5 YEARS	OVER 5 YEARS	TOTAL
Pension benefits	39	41	126	1,754	1,960
Post-employment benefits other than defined benefit pension plans	8	10	29	184	231

As at December 31, 2013	47	51	155	1,938	2,191

These amounts represent all the benefits payable to current members during the following years and thereafter without limitations. The majority of benefit payments are payable from trustee administered funds. The difference will come from future investment returns expected on plan assets and future contributions that will be made by the Corporation for services rendered after December 31, 2013.

38	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18

INCOME TAXES

a.	The provision for (recovery of) income taxes is as follows:

(in millions of Canadian dollars)	2013	2012
Current tax	(3)	15
Deferred tax	15	(21)

	12	(6)

b.	The provision for (recovery of) income taxes based on the effective income tax rate differs from the provision for (recovery of) income taxes based on the combined basic rate for the following reasons:

(in millions of Canadian dollars)	2013	2012
Provision for (recovery of) income taxes based on the combined basic Canadian and provincial income tax rate	7	(8)

Adjustment of provision for (recovery of) income taxes arising from the following:
Difference in statutory income tax rate of foreign operations	5	2
Non-taxable portion of capital gain	—	(1)
Permanent differences - others	(2)	(1)
Change in unrecognized temporary differences	2	2

	5	2

Provision for (recovery of) income taxes	12	(6)

Weighted average income tax rate for the year ended December 31, 2013, was 28.9% (2012 - 28.5%).

c.	The provision for (recovery of) income taxes relating to components of other comprehensive income is as follows:

(in millions of Canadian dollars)	2013	2012
Foreign currency translation related to hedging activities	(4)	1
Cash flow hedge	1	2
Included in other comprehensive income (loss) of associates	—	(2)
Actuarial gain (loss) on post-employment benefit obligations	26	(7)

	23	(6)

The analysis of deferred tax assets and deferred tax liabilities is as follows:

(in millions of Canadian dollars)	2013	2012
Deferred income tax assets:
Deferred income tax assets to be recovered after more than 12 months	333	313
Deferred income tax assets to be recovered within 12 months	7	22

	340	335

Deferred income tax liabilities:
Deferred income tax liabilities to be used after more than 12 months	331	285
Deferred income tax liabilities to be used within 12 months	—	2

	331	287

	9	48

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	39

NOTE 18

INCOME TAXES (CONTINUED)

The movement of the deferred income tax account is as follows:

(in millions of Canadian dollars)	NOTE	2013	2012
As at January 1		48	12
Through statement of earnings (loss)		(15)	17
Variance of income tax credit, net of related income tax		3	8
Through statement of comprehensive income (loss)		(23)	10
Through business acquisitions and disposals	6	—	(1)
Exchange differences		(4)	2

As at December 31		9	48

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

DEFERRED INCOME TAX ASSET

(in millions of Canadian dollars)	RECOGNIZED TAX BENEFIT ARISING FROM INCOME TAX LOSSES	EMPLOYEE FUTURE BENEFITS	EXPENSE ON RESEARCH	UNUSED TAX CREDITS	FINANCIAL INSTRUMENTS	OTHERS	TOTAL
As at January 1, 2012	144	56	52	51	16	13	332
Through statement of earnings (loss)	(3)	(4)	4	(10)	2	1	(10)
Variance of income tax credit	—	—	—	8	—	—	8
Through statement of comprehensive income (loss)	—	7	—	—	(2)	—	5

As at December 31, 2012	141	59	56	49	16	14	335

Through statement of earnings (loss)	33	(1)	7	2	(8)	(4)	29
Variance of income tax credit	—	—	—	3	—	—	3
Through statement of comprehensive loss	—	(26)	—	—	(1)	—	(27)

As at December 31, 2013	174	32	63	54	7	10	340

DEFERRED INCOME TAX LIABILITIES

(in millions of Canadian dollars)	PROPERTY, PLANT AND EQUIPMENT	CAPITAL GAIN	INTANGIBLE ASSETS	INVESTMENTS	OTHERS	TOTAL
As at January 1, 2012	202	56	34	12	16	320
Through statement of earnings (loss)	(40)	2	10	4	(7)	(31)
Through statement of comprehensive income	—	1	—	—	—	1
Included in comprehensive loss of associates	—	—	—	(2)	—	(2)
Through business acquisitions and disposals	1	—	—	—	—	1
Exchange differences	(2)	—	—	—	—	(2)

As at December 31, 2012	161	59	44	14	9	287

Through statement of earnings (loss)	1	(12)	8	40	7	44
Through statement of comprehensive loss	—	(4)	—	—	—	(4)
Exchange differences	4	—	—	—	—	4

As at December 31, 2013	166	43	52	54	16	331

40	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation has accumulated losses for income tax purposes amounting to approximately $759 million which may be carried forward to reduce taxable income in future years. The future tax benefit resulting from the deferral of $593 million of these losses has been recognized in the accounts as a deferred income tax asset. Deferred income tax assets are recognized for tax loss carry-forward to the extent that the realization of the related tax benefits through future taxable profits is probable. Income tax losses as at December 31, 2013 are detailed as follows:

(in millions of Canadian dollars)	UNRECOGNIZED TAX LOSSES	RECOGNIZED TAX LOSSES	TOTAL TAX LOSSES	MATURITY
Canada	—	2	2	2014
	—	6	6	2015
	—	8	8	2026
	—	14	14	2027
	—	2	2	2028
	—	8	8	2029
	—	66	66	2030
	—	77	77	2031
	—	130	130	2032
	—	130	130	2033
United States	—	4	4	2018
	—	9	9	2019
	—	5	5	2020
	—	2	2	2029
	—	2	2	2031
	—	2	2	2032
	—	2	2	2033
Europe	166	124	290	Indefinitely

	166	593	759

NOTE 19

CAPITAL STOCK

A.	CAPITAL MANAGEMENT

Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and Shareholders’ equity which includes capital stock.

(in millions of Canadian dollars)	2013	2012
Cash and cash equivalents	(23)	(20)
Bank loans and advances	56	80
Long-term debt, including current portion	1,579	1,475

	1,612	1,535
Shareholders’ equity	1,081	978

Total capital	2,693	2,513

The Corporation’s objectives when managing capital are:

•	to safeguard the Corporation’s ability to continue as a going concern in order to provide returns to Shareholders;

•	to maintain an optimal capital structure and reduce the cost of capital;

•	to make proper capital investments that are significant to ensure the Corporation remains competitive; and

•	to redeem common shares based on an annual redemption program.

The Corporation sets the amount of capital in proportion to risk. The Corporation manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Corporation may adjust the amount of dividends paid to Shareholders, return capital to Shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	41

NOTE 19

CAPITAL STOCK (CONTINUED)

The Corporation monitors capital on a monthly and quarterly basis based on different financial ratios and non-financial performance indicators. Also, the Corporation must conform to certain financial ratios under its various credit agreements. These ratios are calculated on an adjusted consolidated basis of restricted subsidiaries only. These are a maximum ratio of funded debt to capitalization of 65% and a minimum interest coverage ratio of 2.25x. The Corporation must also comply with a consolidated interest coverage ratio to incur additional debt. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another person but excluding other long-term liabilities, trade accounts payable, obligations under finance leases and other accrued obligations (2013 - $1,538 million; 2012 - $1,462 million). The capitalization ratio is calculated as “Shareholders’ equity” as shown in the consolidated balance sheet plus the funded debt. Shareholders’ equity is adjusted to add back the effect of IFRS adjustments as at December 31, 2010 in the amount of $208 million. The interest coverage ratio is defined as EBITDA to interest expense. The EBITDA is defined as net earnings of the last four quarters plus interest expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2013 - $293 million; 2012 - $264 million). Excluded from net earnings are share of results of equity investments and gains or losses from non-recurring items. Interest expense is calculated as interest and financial charges determined in accordance with IFRS plus any capitalized interest but excluding the amortization of deferred financing costs, up-front and financing costs and also unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of any long-term debt denominated in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the Senior notes indenture dated December 3, 2009.

As at December 31, 2013, the funded debt to capitalization ratio stood at 54.38% and the interest coverage ratio was 3.2x. The Corporation is in compliance with the ratio requirements of its lenders. If cash is available, the Corporation will use it to reduce its revolving credit facility utilization.

The Corporation’s credit facility is subject to terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders.

The unsecured senior notes are subject to customary covenants restricting the Corporation’s ability to, among other things, incur additional debt, pay dividends and make other restricted payments as defined in the Indenture dated December 3, 2009.

On a regular basis, the Corporation meets with the rating agencies. In 2013, Standard & Poor’s, a rating service agency, downgraded the long-term corporate credit rating of the Corporation to “B+” from “BB-” on slower deleveraging, with a stable outlook.

The Corporation normally invests between $100 million and $200 million yearly in purchases of property, plant and equipment. These amounts are carefully reviewed during the course of the year in relation to operating results and strategic actions approved by the Board of Directors. These investments, combined with annual maintenance, enhance the stability of the Corporation’s business units and improve cost competitiveness through new technology and improved process procedures.

The Corporation has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by Management. In addition to limitations to the normal course issuer bid, the Corporation’s ability to redeem common shares is limited by its senior notes indenture.

B.	ISSUED AND OUTSTANDING

The authorized capital stock of the Corporation consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

			2013		2012
	NOTE		NUMBER OF SHARES	IN MILLIONS OF CANADIAN DOLLARS	NUMBER OF SHARES	IN MILLIONS OF CANADIAN DOLLARS
Balance - beginning of year			93,882,445	482	94,647,165	486
Shares issued on exercise of stock options			75,304	—	8,666	—
Redemption of common shares	19	(c)	(69,900)	—	(773,386)	(4)

Balance - end of year			93,887,849	482	93,882,445	482

C.	REDEMPTION OF COMMON SHARES

In 2013, in the normal course of business, the Corporation renewed its redemption program of a maximum of 2,816,753 common shares with the Toronto Stock Exchange, said shares representing approximately 3% of issued and outstanding common shares. The redemption authorization is valid from March 15, 2013 to March 14, 2014. In 2013, the Corporation redeemed 69,900 common shares under this program for a consideration of approximately $- million (2012 - $3 million).

42	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

D.	EARNINGS (LOSS) PER SHARE

The basic and diluted net earnings (loss) per common share are calculated as follows:

	2013	2012
Net earnings (loss) available to common shareholders (in millions of Canadian dollars)	11	(22)
Weighted average basic number of common shares outstanding (in millions)	93.9	94.2
Dilution effect of stock options (in millions)	0.8	0.4
Adjusted weighted average number of common shares (in millions)	94.7	94.6
Basic net earnings (loss) per common share (in Canadian dollars)	$0.11	$(0.23)
Diluted net earnings (loss) per common share (in Canadian dollars)	$0.11	$(0.23)

In calculating diluted net earnings (loss) per share for 2013 and 2012, stock options of 6,656,423 and 6,534,700 respectively were excluded due to their antidilutive effect. As of March 12, 2014, the Corporation had not redeemed any shares since the beginning of the financial year.

E.	DETAILS OF DIVIDENDS DECLARED PER SHARE ARE AS FOLLOWS:

	2013	2012
Dividends declared per share	$0.16	$0.16

NOTE 20

STOCK-BASED COMPENSATION

a.	Under the terms of a share option plan adopted on December 15, 1998, and amended on March 15, 2013, and approved by Shareholders on May 8, 2013, for officers and key employees of the Corporation, a remaining balance of 2,612,903 common shares has been specifically reserved for issuance. Each option will expire at a date not to exceed 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options are 25% of the number of shares under option within 12 months after the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversaries of grant date. Options cannot be exercised if the market value of the share at exercise date is lower than the book value at the date of grant. Options exercised are settled in shares. The stock-based compensation cost related to these options amounted to $1 million (2012 - $1 million).

Changes in the number of options outstanding as at December 31, 2013 and 2012 are as follows:

	2013		2012
	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $
Beginning of year	6,534,700	6.54	5,693,429	7.25
Granted	560,391	5.18	1,361,314	4.55
Exercised	(75,304)	2.39	(8,666)	2.28
Expired	(331,301)	11.69	(373,383)	10.86
Forfeited	(32,063)	4.46	(137,994)	4.75

End of year	6,656,423	6.22	6,534,700	6.54

Options exercisable - end of year	4,727,343	6.65	4,093,105	7.48

The weighted-average share price at the time of exercise of the options was $4.97 (2012 - $4.14).

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	43

NOTE 20

STOCK-BASED COMPENSATION (CONTINUED)

The following options were outstanding as at December 31, 2013:

	OPTIONS OUTSTANDING		OPTIONS EXERCISABLE
YEAR GRANTED	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	EXPIRATION DATE
2004	252,530	13.00	252,530	13.00	2014
2005	240,545	12.73	240,545	12.73	2014-2015
2006	291,828	11.49	291,828	11.49	2014-2016
2007	315,900	11.83	315,900	11.83	2014-2017
2008	478,882	7.81	478,882	7.81	2014-2018
2009	364,560	2.28	364,560	2.28	2014-2019
2009	1,478,465	3.92	1,478,465	3.92	2014-2019
2010	711,170	6.43	550,513	6.43	2014-2020
2011	767,217	6.26	411,384	6.26	2014-2021
2012	1,194,935	4.47	342,736	4.50	2014-2022
2013	560,391	5.18	—	—	2023

	6,656,423	6.22	4,727,343	6.65

FAIR VALUE OF THE SHARE OPTIONS GRANTED

Options were priced using the Black-Scholes option pricing model. Expected volatility is based on the historical share price volatility over the past five years. The following weighted-average assumptions were used to estimate the fair value of $1.75 (2012 - $1.32), as at the date of grant, of each option issued to employees:

	2013	2012
Grant date share price	$5.15	$4.34
Exercise price	$5.18	$4.55
Risk-free interest rate	1.75%	1.37%
Expected dividend yield	3.11%	3.68%
Expected life of options	6 years	6 years
Expected volatility	47%	42%

b.	The Corporation offers its Canadian employees a share purchase plan for its common shares. Employees can voluntarily contribute up to a maximum of 5% of their salary and, if certain conditions are met, the Corporation will contribute to the plan for 25% of the employee’s contribution.

The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2013, the Corporation’s contribution to the plan amounted to $1 million (2012 - $1 million).

c.	The Corporation has a Deferred Share Unit Plan for the benefit of its external directors, allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Corporation’s common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Corporation’s common shares as traded on the open market during the five days before the date of the participant’s resignation.

The DSU expense and the related liability are recorded as at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2013, the Corporation had a total of 227,415 DSUs outstanding (2012 - 243,355 DSUs), representing a long-term liability of $2 million (2012 - $1 million).

d.	In 2013, the Corporation put in place a Performance Share Unit (PSU) Plan for the benefit of officers and key employees, allowing them to receive a portion of their annual compensation in the form of PSUs. A PSU is a notional unit equivalent in value to the Corporation’s common share.The vesting date will not be later than the end of the second fiscal year of the Corporation following the year during which such PSU award is granted. Periodically, the number of PSUs forming part of the award shall be adjusted depending upon the three year average return on capital employed of the Corporation (ROCE). Such adjusted number shall be obtained by multiplying the number of PSUs forming part of the award by the applicable multiplier based on the ROCE level. Participants are entitled to receive the payment of their PSUs in the form of cash based on the average price of the Corporation’s common shares as traded on the open market during the five days before the vesting date.

44	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The PSUs vest over a period of two years starting on the award date. The expense and the related liability are recorded during the vesting period. The liability is adjusted periodically to reflect any variation in the market value of the common shares, the expected average ROCE and the passage of time. As at December 31, 2013, the Corporation had a total of 560,391 PSUs outstanding , representing a long-term liability of nil.

NOTE 21

ACCUMULATED OTHER COMPREHENSIVE LOSS

(in millions of Canadian dollars)	2013	2012
Foreign currency translation, net of hedging activities and related income tax of nil (December 31, 2012 - $(4) million)	(29)	(47)
Unrealized gain (loss) arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes of $1 million (December 31, 2012 - nil)	(4)	2
Unrealized loss arising from interest rate swap agreements designated as cash flow hedges, net of related income taxes of $8 million (December 31, 2012 - $13 million)	(13)	(21)
Unrealized loss arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes of $5 million (December 31, 2012 - $7 million)	(13)	(20)
Unrealized loss on available-for-sale financial assets, net of related income taxes of nil (December 31, 2012 - nil)	(1)	(1)

	(60)	(87)

NOTE 22

COST OF SALES BY NATURE

(in millions of Canadian dollars)	2013	2012
Raw materials	1,473	1,398
Wages and employee benefits expenses	604	576
Energy	309	318
Delivery	276	263
Depreciation and amortization	182	199
Others	433	403

Total cost of sales	3,277	3,157

SELLING AND ADMINISTRATIVE EXPENSES BY NATURE

(in millions of Canadian dollars)	2013	2012
Wages and employee benefits expenses	292	278
Information technology	24	26
Publicity and marketing	11	21
Others	79	57

Total selling and administrative expenses	406	382

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	45

NOTE 23

EMPLOYEE BENEFITS EXPENSES

(in millions of Canadian dollars)	2013	2012
Wages and employee benefits expenses	896	854
Share options granted to directors and employees	1	1
Pension costs - defined contribution plans	19	17
Pension costs - defined benefit plans	20	19
Post employment benefits other than defined benefit pension plans	7	7

	943	898

KEY MANAGEMENT COMPENSATION

Key management includes members of the Board of Directors, Presidents and Vice Presidents of the Corporation. The compensation paid or payable to key management for their services is shown below:

(in millions of Canadian dollars)	2013	2012
Salaries and other short-term benefits	9	9
Post-employment benefits	1	1
Share-based payments	1	1

	11	11

NOTE 24

LOSS (GAIN) ON ACQUISITIONS, DISPOSALS AND OTHERS

(in millions of Canadian dollars)	2013	2012
Employment contracts	5	—
Gain on disposal of property, plant and equipment	(2)	(1)

	3	(1)

2013

As part of the transition process related to the appointment of a new President and CEO, the Corporation entered into employment contracts with the new President and CEO and its Presidents of the Containerboard, Specialty Products and Tissue Papers business segments. The fair value of the post-employment benefit obligation related to these employment contracts was evaluated at $5 million and an equivalent charge has been recorded.

The Containerboard Group sold a piece of land located at its New York City, USA, containerboard plant and recorded a gain of $2 million on the disposal.

2012

The Containerboard Group sold a vacant piece of land located next to the Vaudreuil, Québec, corrugated containerboard plant and recorded a gain of $1 million on the disposal.

46	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25

IMPAIRMENT CHARGES (REVERSAL) AND RESTRUCTURING COSTS

A.	IMPAIRMENT CHARGES (REVERSAL) ON PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS WITH A FINITE USEFUL LIFE AND OTHER ASSETS

For the year ended December 31, 2013 and 2012, the Corporation recorded net impairment charges totaling $23 million and $29 million respectively. The recoverable amount of CGUs was determined using a fair value less cost of disposal sell model based on the income approach, unless otherwise indicated. Impairments are detailed as follows:

	2013
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER- BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	TISSUE PAPERS	TOTAL
Property, plant & equipment	—	17	16	33	(17)	16
Spare parts	—	—	4	4	—	4
Intangible assets with finite useful life and other assets	1	—	2	3	—	3

Total	1	17	22	40	(17)	23

	2012
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER- BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	CORPORATE ACTIVITIES	TOTAL
Machinery and equipment	22	2	—	24	—	24
Spare parts	1	1	—	2	—	2
Intangible assets with finite useful life and other assets	2	—	—	2	1	3

Total	25	3	—	28	1	29

2013

The Containerboard Group recorded an impairment charge of $1 million due to the reevaluation of notes receivable (in Other assets) from 2011 business disposals.

The Boxboard Europe Group reviewed the recoverable amount of its Magenta and Marzabotto (both in Italy) as well as its Iberica, Spain, recycled boxboard manufacturing mills, and recorded impairment charges on property, plant and equipment totalling $7 million. The slow recovery of the European economic environment since the 2009 financial crisis negatively impacted profitability of these mills and led to the consolidation of our recycled boxboard activities in Europe. Recoverable amount was based on selling price of assets as it was higher than the income approach.

The Boxboard Europe Group also recorded an impairment charge of $10 million on property, plant and equipment at its Djupafors (Sweden) virgin boxboard mill. This impairment charge was recorded due to sustained difficult market conditions which led to insufficient profitability. Recoverable amount was based on selling price of assets as it was higher than the income approach.

The Specialty Product Group reviewed the recoverable amount of its East Angus, Québec, kraft paper mill and recorded impairment charges of $16 million on property, plant and equipment and $4 million on spare parts. The strength of the Canadian dollar over the last few years combined with lower demand reduced profitability. The recoverable amount was based on the selling prices of assets as it was higher than the income approach.

The Specialty Group also reviewed the recoverable amount of its honeycomb activities CGU and recorded an impairment charge of $2 million on a client list. Low shipments in this sector does not generate enough profitability to support the carrying value of this intangible assets with a finite life.

The Tissue Papers Group recorded a $17 million reversal of impairment on its Memphis, Tennessee, manufacturing mill. We had initially recorded an impairment charge of $22 million at transition date to IFRS on January 1, 2010, due to operational challenges. Since then, the Corporation implemented a Group best practices program to maximize efficiency at all of its plants. These actions contributed to solve operating difficulties at the Memphis mill.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	47

NOTE 25

IMPAIRMENT CHARGES (REVERSAL) AND RESTRUCTURING COSTS (CONTINUED)

2012

The Containerboard Group reviewed the recoverable value of its Mississauga manufacturing mill, and an impairment charges of $21 million on property, plant and equipment and $2 million on intangible assets were recorded due to difficult market conditions. Recoverable amount was based on selling price of assets as it was higher than the income approach. The Containerboard Group also recorded additional impairment charges totalling $2 million on its Burnaby mill and Le Gardeur converting plant which were closed in 2011.

The Boxboard Europe Group reviewed the recoverable amount of its Magenta manufacturing mill, and an impairment charges of $2 million on property, plant and equipment and $1 million on spare parts were recorded due to difficult market conditions.

The Corporation also recorded an impairment charge of $1 million for its corporate activities due to the reevaluation of notes receivable from 2011 business disposals.

B.	GOODWILL AND OTHER INDEFINITE USEFUL LIFE INTANGIBLE ASSETS

Allocation of goodwill and other indefinite useful life intangible assets is as follows:

•	Containerboard’s goodwill of $275 million is allocated to all Containerboard’s CGUs.

•	Specialty Products’ goodwill is allocated to all Cascades Recovery CGUs, $13 million, and partitioning activities CGU, $2 million.

•	Tissue Papers’ goodwill of $36 million and trademarks of $2 million are allocated to all Tissue Papers’ CGUs.

•	Water rights of $5 million are allocated to RdM’s CGU.

The Corporation tested its Containerboard goodwill for impairment due to challenging market conditions in the past years. As a result of this impairment test, the Corporation concluded that the recoverable amount of the CGUs was in excess of $313 million over their carrying amount, thus no impairment charge was necessary. With all other variables held constant, a decrease in terminal growth rate of 6%; or a rise in discounting rate of 3%, or a decrease in terminal shipments of 94,000 s.t., or a decrease in terminal exchange rate of $0.05 would reduce the excess of $313 million to nil.

The Corporation applied the income approach in determining fair value less cost of disposal and used the following key assumptions:

	2013	2012
	CONTAINERBOARD	CONTAINERBOARD
Terminal growth rate	2%	2%
Discounting rate	9.5%	9.5%
Terminal exchange rate (CA$/US$)	$1.10	$1.10
Terminal shipments (manufacturing only)	903,000 s.t.	878,000 s.t.

The Corporation also tested its goodwill allocated to its honeycomb activities CGU. The Corporation used the income approach to determine the recoverable amount and we concluded it was not enough to support the carrying value of the goodwill. Consequently, the Corporation recorded an impairment charge of $4 million on the goodwill of this CGU.

With regards to other goodwill, there were no events noted in 2013 that would trigger an impairment loss given the significant excess of recoverable amount compared to the carrying amount of the respective goodwill.

48	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

C.	RESTRUCTURING COSTS[1]

Restructuring costs are detailed as follows:

(in millions of Canadian dollars)	2013	2012
Containerboard	2	6
Boxboard Europe	4	1

	6	7

1	In addition to the restructuring costs, the Corporation also recorded accelerated depreciation expense of $13 million in 2012.

2013

The Containerboard Group recorded a $1 million provision relating to an onerous lease contract and additional severances provision totalling $1 million relating to the consolidation of its Ontario converting activities announced in 2012.

The Boxboard Europe Group recorded severances totalling $4 million in relation to consolidation of its recycled boxboard activities in Italy and Spain as well as its virgin boxboard mill located in Djupafors, Sweden.

2012

On April 25, 2012, the Corporation announced the closure of its North York and Peterborough units as well as the OCD plant in Mississauga, Ontario. These plants are part of the Containerboard Group. These closures resulted in the recognition of an onerous contract and severance provisions totalling $7 million and accelerated depreciation of $3 million due to the revaluation of the remaining useful life and residual value of some equipments.

On September 5, 2012, the Corporation announced the closure of its Lachute folding carton plant, Québec, part of the Containerboard Group. This resulted in the recognition of severance provisions totalling $2 million and a curtailment gain on pension plan amounting to $2 million.

The Containerboard Group also reviewed the useful life and residual value of its Trenton, Ontario, steam reformer and recorded accelerated depreciation totalling $9 million.

In 2012, the Containerboard Group recorded a $1 million reversal of an environmental provision with regards to its Burnaby, British Columbia, manufacturing mill which had been closed in 2011.

In 2012, the Boxboard Europe Group recorded a severance provisions of $1 million at one of its RdM manufacturing mills due to difficult market conditions.

On August 13, 2012, the Corporation announced the closure of its Tissue Papers Group plant located in Scarborough, Ontario, and reviewed the useful life and residual value of its assets which resulted in accelerated depreciation of $1 million.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	49

NOTE 26

ADDITIONAL INFORMATION

A.	CHANGES IN NON-CASH WORKING CAPITAL COMPONENTS ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2013	2012
Accounts receivable	32	25
Current income tax assets	1	(2)
Inventories	(26)	15
Trade and other payables	4	4
Current income tax liabilities	(5)	—

	6	42

B.	FINANCING EXPENSE AND INTEREST EXPENSE ON EMPLOYEE FUTURE BENEFITS

(in millions of Canadian dollars)	2013	2012
Interest on long-term debt	98	96
Interest income	(4)	(2)
Amortization of financing costs	5	5
Other interest and banking fees	4	4
Interest on employee future benefits	12	12

Net financing expense	115	115

50	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27

FINANCIAL INSTRUMENTS

27.1 FAIR VALUE OF FINANCIAL INSTRUMENTS

The classification of financial instruments as at December 31, 2013 and 2012, along with the respective carrying amounts and fair values, is as follows:

		2013		2012
(in millions of Canadian dollars)	NOTE	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets at fair value through profit or loss
Derivatives	27.4	9	9	16	16
Financial assets available for sale
Other investments		6	6	5	5
Investments in shares		1	1	4	4
Financial liabilities at fair value through profit or loss
Derivatives	27.4	35	35	81	81
Financial liabilities at amortized cost
Long-term debt		1,579	1,640	1,475	1,545
Derivatives designated as hedge
Asset derivatives		9	9	8	8
Liability derivatives		14	14	29	29

27.2 DETERMINING THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount of consideration that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as at the measurement date.

(i)	The fair values of cash and cash equivalents, accounts receivable, notes receivable, bank loans and advances, trade and other payables and provisions approximate their carrying amounts due to their relatively short maturities.

(ii)	The fair value of investments in shares held for trading is based on observable market data and mainly represents the Corporation’s investment in Junex Inc., which is quoted on the Toronto Stock Exchange.

(iii)	The fair value of long-term debt is based on observable market data and on the calculation of discounted cash flows. Discount rates were determined based on local government bond yields adjusted for the risks specific to each of the borrowings and the credit market liquidity conditions.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	51

NOTE 27

FINANCIAL INSTRUMENTS (CONTINUED)

27.3 HIERARCHY OF FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

The following table presents information about the Corporation’s financial assets and financial liabilities measured at fair value on a recurring basis as at December 31, 2013 and 2012 and indicates the fair value hierarchy of the Corporation’s valuation techniques to determine such fair value. Three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Inputs that are generally unobservable and typically reflect Management’s estimates of assumptions that market participants would use in pricing the asset or liability.

	2013
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Other investments	6	—	6	—
Investments in shares held for trading	1	1	—	—
Derivative financial assets	18	—	18	—

Total	25	1	24	—

Financial liabilities
Derivative financial liabilities	(49)	—	(49)	—

Total	(49)	—	(49)	—

	2012
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Other investments	5	—	5	—
Investments in shares held for trading	4	4	—	—
Derivative financial assets	24	—	24	—

Total	33	4	29	—

Financial liabilities
Derivative financial liabilities	110	—	110	—

Total	110	—	110	—

27.4 FINANCIAL RISK MANAGEMENT

The Corporation’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Corporation’s overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Corporation’s financial performance. The Corporation uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by a central treasury department and management committee acting under policies approved by the Board of Directors. They identify, evaluate and hedge financial risks in close cooperation with the business units. The Board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk and credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

52	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary

			2013
(in millions of Canadian dollars)			ASSETS			LIABILITIES
RISK	NOTE		SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	27.4 A	) (i)	—	9	9	(1)	(28)	(29)
Price risk	27.4 A	) (ii)	2	7	9	(8)	(11)	(19)
Interest risk	27.4 A	) (iii)	—	—	—	(1)	—	(1)

Total			2	16	18	(10)	(39)	(49)

			2012
(in millions of Canadian dollars)			ASSETS			LIABILITIES
RISK	NOTE		SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	27.4 A	) (i)	12	8	20	(56)	(8)	(64)
Price risk	27.4 A	) (ii)	3	1	4	(17)	(15)	(32)
Interest risk	27.4 A	) (iii)	—	—	—	(1)	(1)	(2)
Other risk	27.4 D	)	—	—	—	—	(12)	(12)

Total			15	9	24	(74)	(36)	(110)

A.	MARKET RISK

(i)	Currency risk

The Corporation operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France, Sweden, Italy and Germany. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. These risks are partially covered by purchases and debt.

The Corporation manages the foreign exchange exposure by entering into various foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases, interest expense and repayment of long-term debt. The Corporation may designate these foreign exchange forward contracts as a cash flow hedge of future anticipated sales, purchases, interest expense and repayment of long-term debt denominated in foreign currencies. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes and are reclassified to earnings as adjustments to sales, cost of sales, interest expense or foreign exchange loss (gain) on long-term debt in the period in which the respective hedged item affected earnings.

Management has implemented a policy to manage foreign exchange risk against its functional currency. The Corporation’s risk management policy is to hedge 25% to 90% of anticipated cash flows in each major foreign currency for the next 12 months and to hedge 0% to 75% for the subsequent 24 months.

In 2013, approximately 32% of sales from Canadian operations were made to the United States and 15% of sales from French and Italian operations were made in countries whose currencies were other than the Euro. The Corporation’s operations in Sweden are also exposed to currency risk, mainly the Euro and the British pound (GBP). Total sales for 2013 from the Corporation’s Swedish operations impacted by the Euro or the GBP were approximately CA $36 million.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	53

NOTE 27

FINANCIAL INSTRUMENTS (CONTINUED)

The following table summarizes the Corporation’s commitments to buy and sell foreign currencies as at December 31, 2013 and 2012:

	2013
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives designated as cash flow hedges and reclassified in Foreign exchange gain on long-term debt (effective portion):
Foreign exchange forward contracts to buy (US$ for CA$)	0.9965	December 2017	US$	150	13

Subtotal					13

Derivatives designated as held for trading and reclassified in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts to buy (US$ for CA$)	1.06	January 2020	US$	50	1
Currency option sold to sell US$ (US$ for CA$)	1.1167	December 2017	US$	300	(17)
Currency option sold to sell US$ (US$ for CA$)	1.15	January 2020	US$	100	(6)
Currency option sold to buy US$ (US$ for CA$)	1.0225	January 2020	US$	200	(10)

Subtotal					(32)

Forecasted sales
Derivatives designated as cash flow hedges and reclassified in Sales (effective portion):
Foreign exchange forward contracts to sell (US$ for CA$)	1.0484	0 to 12 months	US$	15	—
Foreign exchange forward contracts to buy (€ for US$)	1.3399	0 to 12 months	US$	2.4	—
Foreign exchange forward contracts to sell (GBP for SEK)	10.736	0 to 12 months		£2	—
Foreign exchange forward contracts to sell (€ for SEK)	9.001	0 to 12 months		€2.8	—

Subtotal					—

Derivatives designated as held for trading and reclassified in Loss (gain) on derivative financial instruments:
Currency option instruments to sell (US$ for CA$)	1.0427	0 to 12 months	US$	35	—
Currency option instruments to sell (US$ for CA$)	1.0314	13 to 24 months	US$	25	(1)

Subtotal					(1)

Total					(20)

In 2013, the Corporation also paid US$4 million ($4 million) for the settlement of derivative financial instruments related to its 7.25% unsecured senior notes and US$10 million ($10 million) for the settlement of derivative financial instruments related to its 6.75% unsecured senior notes.

In 2013, the Corporation did offset $5 million in derivative assets against $22 million in derivative liabilities as we intend to settle the derivatives on a net basis.

54	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2012
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives designated as cash flow hedges and reclassified in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts to buy (US$ for CA$)	0.9987	December 2017	US$	200	8

Subtotal					8

Derivatives designated as held for trading and reclassified in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts to buy (US$ for CA$)	1.1928	February 2013	US$	310	(61)
Foreign exchange forward contracts to buy (US$ for CA$)	1.1945	May 2013	US$	50	(10)
Currency option and forward contracts bought to sell US$ (US$ for CA$)	1.1700	January to February 2013	US$	124	22
Currency option bought to sell US$ (US$ for CA$)	1.1500	February to May 2013	US$	27	4
Currency option sold to buy US$ (US$ for CA$)	1.0113	February 2013	US$	37.5	(1)
Currency option sold to buy US$ (US$ for CA$)	1.0500	February to December 2017	US$	200	(8)

Subtotal					(54)

Forecasted sales
Derivatives designated as cash flow hedges and reclassified in Sales (effective portion):
Foreign exchange forward contracts to sell (US$ for CA$)	1.045	0 to 12 months	US$	2.5	—
Foreign exchange forward contracts to buy (€ for US$)	1.3142	0 to 12 months	US$	2.4	—
Foreign exchange forward contracts to sell (GBP for €)	1.2567	0 to 12 months		£1.2	—

Subtotal					—

Derivatives designated as held for trading and reclassified in Loss (gain) on derivative financial instruments:
Currency option instruments to sell (US$ for CA$)	1.03	0 to 12 months	US$	35	2
Currency option instruments to sell (US$ for CA$)	1.0426	13 to 24 months	US$	5	—
Foreign exchange forward contracts to buy (US$ for CA$)	0.9932	January 2013	US$	15	—

Subtotal					2

Total					(44)

The fair values of foreign exchange forward contracts and currency options are determined using the discounted value of the difference between the value of the contract at expiry calculated using the contracted exchange rate and the exchange rate the financial institution would use if it renegotiated the same contract under the same conditions as at the consolidated balance sheet date. The discount rates are adjusted for the credit risk of the Corporation or of the counterparty, as applicable. When determining credit risk adjustments, the Corporation considers master netting agreements, if applicable.

In 2013, if the Canadian dollar had strengthened by $0.01 against the US dollar on average for the year with all other variables held constant, operating income before depreciation for the year would have been approximately $5 million lower, based on the net exposure of total US sales less US purchases of the Corporation’s Canadian operations and operating income before depreciation of the Corporation’s US operations but excluding the effect of this change on the denominated working capital components. The interest expense would have been approximately $1 million lower arising mainly from the Corporation’s US dollar-denominated unsecured senior notes.

In 2013, if the Canadian dollar had strengthened by $0.01 against the Euro with all other variables held constant, operating income before depreciation for the year would have been approximately $1 million lower following the translation of operating income of the Corporation’s European operations.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	55

NOTE 27

FINANCIAL INSTRUMENTS (CONTINUED)

CURRENCY RISK ON TRANSLATION OF SELF-SUSTAINING FOREIGN SUBSIDIARIES

The Corporation has certain investments in foreign operations whose net assets are exposed to foreign currency translation risk. The Corporation may designate part of its long-term debt denominated in foreign currencies as a hedge of the net investment in self-sustaining foreign subsidiaries. Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in ‘‘Accumulated other comprehensive income (loss)’’, net of related income taxes.

The table below shows the effect on consolidated equity of a 10% change in the value of the Canadian dollar against the US dollar and the Euro as at December 31, 2013 and 2012. The calculation includes the effect of currency hedges of net investment in US foreign entities and assumes that no changes occurred other than a single currency exchange rate movement.

The exposures used in the calculations are the foreign currency-denominated equity and the hedging level as at December 31, 2013 and 2012, with the hedging instruments being the long-term debt denominated in US dollars.

Consolidated Shareholders’ equity: Currency effect before tax of a 10% change

	2013			2012
(in millions of Canadian dollars)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
10% change in the CA$/US$ rate	80	67	13	76	62	14
10% change in the CA$/Euro rate	7	—	7	6	—	6

(ii)	Price risk

The Corporation is exposed to commodity price risk on old corrugated containers, electricity and natural gas. The Corporation uses derivative commodity contracts to help manage its production costs. The Corporation may designate these derivatives as cash flow hedges of anticipated purchases of raw materials, natural gas and electricity. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes and are reclassified to earnings as adjustments to ‘‘Cost of sales’’ in the same period as the respective hedged item affects earnings.

The fair value of these contracts is as follows:

	2013
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in Cost of sales
Old corrugated containers	10,200 s.t.	2014	—
Sorted office papers	12,000 s.t.	2014	—
Electricity	375,888 MWh	2014 to 2017	—
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Natural gas:
Canadian portfolio	11,525,060 GJ	2014 to 2018	(13)
US portfolio	4,776,300 mmBtu	2014 to 2018	(5)

Total			(18)

56	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2012
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in Cost of sales
Old corrugated containers	25,000 s.t.	2013	—
Sorted office papers	21,000 s.t.	2013	(1)
Electricity	541,896 MWh	2013 to 2015	(1)
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Natural gas:
Canadian portfolio	11,795,450 GJ	2013 to 2017	(20)
US portfolio	5,807,100 mmBtu	2013 to 2017	(10)

Total			(32)

In 2011, as part of the sale of its Versailles boxboard mill, the Corporation also entered into an agreement to sell natural gas to the acquirer. Maturity of the remaining contracts is 2014 to 2016 with a notional amount of 668,250 mmBtu (2012 - 1,752,768 mmBtu). The fair value of this agreement is an asset of $1 million as at December 31, 2013 (2012 - $4 million asset).

In 2013, the Corporation entered into an agreement to purchase steam. The agreement includes an embedded derivative and the fair value as at December 31, 2013 was $7 million.

The fair value of derivative financial instruments other than options is established utilizing a discounted future expected cash flows method. Future expected cash flows are determined by reference to the forward price or rate prevailing on the assessment date of the underlying financial index (exchange or interest rate or commodity price) according to the contractual terms of the instrument. Future expected cash flows are discounted at an interest rate reflecting both the maturity of each flow and the credit risk of the party to the contract for which it represents a liability (subject to the application of relevant credit support enhancements). The fair value of derivative financial instruments that represent options is established utilizing similar methods that reflect the impact of the potential volatility of the financial index underlying the option on future expected cash flows.

The table below shows the effect of changes in the price of old corrugated containers, natural gas and electricity as at December 31, 2013 and 2012. The calculation includes the effect of price hedges of these commodities and assumes that no changes occurred other than a single change in price.

The exposures used in the calculations are the commodity consumption and the hedging level as at December 31, 2013 and 2012, with the hedging instruments being derivative commodity contracts.

Consolidated commodity consumption: Price change effect before tax

	2013			2012
(in millions of Canadian dollars1)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
US$15/s.t. change in recycled paper price	30	—	30	28	1	27
US$30/s.t. change in commercial pulp price	7	—	7	6	—	6
US$1/mmBTU. change in natural gas price	9	5	4	8	5	3
US$1/MWh change in electricity price	2	—	2	2	—	2

1	Sensitivity calculated with an exchange rate of 0.97 US$/CA$ for 2013 and 1.00 US$/CA$ for 2012.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	57

NOTE 27

FINANCIAL INSTRUMENTS (CONTINUED)

(iii)	Interest rate risk

The Corporation has no significant interest-bearing assets.

The Corporation’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Corporation to cash flow interest rate risk. Borrowings issued at fixed rates expose the Corporation to fair value interest rate risk.

When appropriate, the Corporation analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Corporation calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. As at December 31, 2013, approximately 33% (2012 - 30%) of the Corporation’s long-term debt was at variable rates.

Based on the outstanding long-term debt as at December 31, 2013 the impact on interest expense of a 100-basis point change in rate would be approximately $5 million (impact on net earnings is approximately $4 million).

The Corporation has swaps maturing in 2014 and up to 2017 on a notional amount of $50 million. As at December 31, 2013, these agreements are recorded as an asset at a fair value of nil (2012 - nil). The Corporation also holds interest rate swaps through RdM. These swaps are contracted to fix the interest rate on a notional amount of €14 million and are maturing in 2015 and 2016. Fair value of these agreements is a liability of $1 million as at December 31, 2013 (December 31, 2012 - $2 million liability).

(iv)	Loss (gain) on derivative financial instruments is as follows:

(in millions of Canadian dollars)	2013	2012
Unrealized gain on derivative financial instruments	(6)	(5)
Realized loss (gain) on derivative financial instruments	1	(1)

	(5)	(6)

B. CREDIT RISK

Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Corporation reduces this risk by dealing with creditworthy financial institutions.

The Corporation is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Corporation’s credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Corporation believes there is no particular concentration of credit risk due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.

Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method, less provision for doubtful accounts. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Corporation will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset’s carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recorded in the consolidated statement of earnings in Selling and administrative expenses. When a trade receivable is uncollectable, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against Selling and administrative expenses in the consolidated statement of earnings.

Loans and notes receivables from business disposals are recognized at fair value. There is no past due amount as at December 31, 2013.

58	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

C.	LIQUIDITY RISK

Liquidity risk is the risk that the Corporation will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2013 and 2012:

	2013
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	56	56	56	—	—	—
Trade and other payables	590	590	590	—	—	—
Revolving credit facility	484	514	14	15	485	—
Unsecured senior notes	989	1,354	78	77	890	309
Other debts of subsidiaries	39	46	17	9	10	10
Other debts without recourse to the Corporation	80	80	25	30	19	6
Derivative financial liabilities	49	49	10	7	18	14

	2,287	2,689	790	138	1,422	339

	2012
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	80	80	80	—	—	—
Trade and other payables	551	551	551	—	—	—
Revolving credit facility	401	436	11	11	414	—
Unsecured senior notes	946	1,366	84	74	900	308
Other debts of subsidiaries	53	60	20	15	14	11
Other debts without recourse to the Corporation	90	85	30	19	33	3
Derivative financial liabilities	110	110	74	21	15	—

	2,231	2,688	850	140	1,376	322

As at December 31, 2013, the Corporation had unused credit facilities of $303 million (December 31, 2012 - $370 million), net of outstanding letters of credit of $56 million (December 31, 2012 - $29 million).

The payments between two and five years include the maturity of the Corporation’s revolving credit and facility of February 2016 and of its unsecured senior notes of December 2017.

D.	OTHER RISK

In 2010, the Corporation entered into a put and call agreement with Industria E Innovazione (“Industria”) whereby Cascades had the option of buying 9.07% of the shares in RdM (100% of the shares held by Industria) for €0.43 per share between March 1, 2011 and December 31, 2012. Industria also has the option of requiring the Corporation to purchase its shares for €0.41 per share between January 1, 2013 and March 31, 2014. The Corporation evaluated these options using the Black-Scholes model and had recorded a liability of $12 million as at December 31, 2012. The option was exercised during the second quarter of 2013 resulting in a cash payment for the Corporation of €14 million ($19 million). Our share in the equity of RdM stands at 57.61% as at December 31, 2013.

FACTORING OF ACCOUNTS RECEIVABLE

The Corporation sells its accounts receivable from one of its European subsidiaries through a factoring contract with a financial institution. The Corporation uses factoring of receivables as a source of financing by reducing its working capital requirements. When the receivables are sold, the Corporations removes them from the balance sheet, recognizes the amount received as the consideration for the transfer and records a loss on factoring which is included in ‘‘Financing expense’’. As at December 31, 2013, the off-balance sheet impact of the factoring of receivables amounted to $47 million (€32 million). The Corporation expects to continue to sell receivables on an ongoing basis. Should it decide to discontinue this contract, its working capital and bank debt requirements would increase.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	59

NOTE 28

COMMITMENTS AND CONTINGENCIES

a.	The Corporation leases various properties, vehicles and equipment under non-cancellable operating lease agreements.

Future minimum payments under operating leases are as follows:

(in millions of Canadian dollars)	2013	2012
No later than one year	24	27
Later than one year but no later than five years	39	53
More than five years	9	10

b.	Capital commitments

Capital expenditures contracted at the end of the reporting date but not yet incurred are as follows:

	2013		2012
(in millions of Canadian dollars)	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS
No later than one year	13	2	6	2
Later than one year but no later than five years	1	2	1	—

	14	4	7	2

c.	The Corporation has entered into agreements to guarantee certain obligations in relation to the construction of a new linerboard mill (“Greenpac”) near its Niagara Falls, New York site, in which the Corporation has an interest of 59.7%. The Corporation has guaranteed cost overruns relating to the construction costs in excess of the budgeted construction costs, which should remain in place until the ramp-up period is completed. The mill successfully started its production as planned on July 15. Our objective of achieving full capacity within 12 months still stands and the ramp-up has been progressing according to plan. In December 2013, the Corporation issued a letter of credit in the amount of US$21 million in relation to the debt service reserve account of the project. This letter of credit will be reduced gradually in 2014 and should be eliminated by the end of 2014.

d.	In the normal course of operations, the Corporation is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2013 cannot be predicted with certainty, it is Management’s opinion that the outcome will not have a material adverse effect on the Corporation’s consolidated financial position, the results its operations or its cash flows.

e.	The Corporation is currently working with representatives of the Ontario Ministry of the Environment (MOE) - Northern Region and Environment Canada - Great Lakes Sustainability Fund in Toronto, regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility (“Thunder Bay”). Both authorities have requested that the Corporation look into a management site plan relating to the sediment quality adjacent to Thunder Bay’s lagoon. Several meetings have been held during the year with the MOE and Environment Canada. A study on the sediment quality and potential remediation options has commenced. Although a loss is probable, it is not possible at this time to estimate the Corporation’s obligation because of the uncertainty surrounding the extent of the environmental impact and the potential remediation alternatives.

The Corporation is also in discussions with representatives of the MOE, regarding its potential responsibility for an environmental impact identified at Thunder Bay. This facility was sold to Thunder Bay Fine Papers Inc. (“Fine Papers”) in 2007. Fine Papers has since sold the facility to Superior Fine Papers Inc. (“Superior”). The MOE has requested that the Corporation together with the former owner Fine Papers and the current owner Superior submit a closure plan for the Waste Disposal Site and a decommissioning plan for the closure and long-term monitoring for the Sewage Works (the “Plans”). Although, the Corporation recognizes that where as a result of past events, there may be an outflow of resources embodying future economic benefits in settlement of a possible obligation, it is not possible at this time to estimate the Corporation’s obligation, since Superior has not submitted all of the Plans and related costs to allow the Corporation to perform an evaluation nor does the Corporation have access to the site. Moreover, the Corporation is unable to ascertain the value of the assets remaining on its former site which may be available to fund this potential obligation. The Corporation is pursuing all available legal remedies to resolve the situation. In any event, Management does not consider the Corporation’s potential obligation to be significant.

The Corporation has recorded an environmental reserve to address its estimated exposure for these matters.

60	CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 29

RELATED PARTY TRANSACTIONS

The Corporation entered into the following transactions with related parties:

(in millions of Canadian dollars)	JOINT VENTURES	ASSOCIATES
2013
Sales to related parties	58	48
Purchases from related parties	34	80

2012
Sales to related parties	54	45
Purchases from related parties	32	44

These transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

In addition to related party balance presented elsewhere in these consolidated financial statements, the following balances were outstanding at the end of the reporting period:

(in millions of Canadian dollars)	December 31, 2013	December 31, 2012
Receivables from related parties
Joint ventures	11	7
Associates	8	7
Payables to related parties
Joint ventures	10	9
Associates	4	4

The receivables from related parties arise mainly from sale transactions. The receivables are unsecured in nature and bear no interest. There are no provisions held against receivables from related parties. The payables to related parties arise mainly from purchase transactions. The payables bear no interest.

CASCADES 2013 ANNUAL REPORT - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	61